Exhibit 10.3
THE LOANS WILL BE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST TO THE BORROWER AT THE ADDRESS SET FORTH ON SCHEDULE 8.02, THE BORROWER WILL PROMPTLY MAKE AVAILABLE TO ANY LENDER THE FOLLOWING INFORMATION: THE ISSUE DATE, THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, AND THE YIELD TO MATURITY OF A LOAN.

SENIOR SECURED TERM LOAN
CREDIT AGREEMENT
Dated as of September 24, 2025
By and among
KOSMOS ENERGY GULF OF MEXICO OPERATIONS, LLC,
as Borrower,
and
THE OTHER LOAN PARTIES PARTY HERETO FROM TIME TO TIME,
ANKURA TRUST COMPANY, LLC,
as Collateral Agent,
ANKURA TRUST COMPANY, LLC,
as Administrative Agent,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME

TABLE OF CONTENTS

Page
SECTION 1.01. Certain Defined Terms    1
SECTION 1.02. Computation of Time Periods    39
SECTION 1.03. Accounting Terms    39
SECTION 1.04. Other Definitional Provisions and Rules of Construction.    40
SECTION 1.05. Divisions.    41
ARTICLE II AMOUNTS AND TERMS OF THE LOANS    41
SECTION 2.01. The Loans    41
SECTION 2.02. Making the Loans.    42
SECTION 2.03. Repayment of Loans    43
SECTION 2.04. Prepayments    43
SECTION 2.05. Interest    45
SECTION 2.06. Fees    46
SECTION 2.07. Increased Costs, Etc    46
SECTION 2.08. Payments and Computations    46
SECTION 2.09. Taxes    48
SECTION 2.10. Sharing of Payments, Etc    52
SECTION 2.11. Use of Proceeds    53
SECTION 2.12. Evidence of Debt    53
SECTION 2.13. Duty to Mitigate    53
SECTION 2.14. Benchmark Replacement Setting.    54
SECTION 2.15. Payments and Deductions to a Defaulting Lender.    57
ARTICLE III CONDITIONS TO EFFECTIVENESS OF LENDING    59
SECTION 3.01. Conditions Precedent    59
SECTION 3.02. Additional Conditions Precedent to Funding Delayed Draw Term Loan    64
ARTICLE IV REPRESENTATIONS AND WARRANTIES    64
SECTION 4.01. Representations and Warranties    64
ARTICLE V COVENANTS    76
SECTION 5.01. Affirmative Covenants    76
SECTION 5.02. Negative Covenants    88
SECTION 5.03. Reporting Requirements    100
ARTICLE VI EVENTS OF DEFAULT    106
SECTION 6.01. Events of Default    106
SECTION 6.02. Application of Funds    110
SECTION 6.03. Right to Cure    111
ARTICLE VII THE AGENTS    112

-i-

TABLE OF CONTENTS
(continued)
Page

SECTION 7.01. Authorization and Action    112
SECTION 7.02. Administrative Agent’s Reliance, Etc    113
SECTION 7.03. Agents and Affiliates    114
SECTION 7.04. Lender Credit Decision    114
SECTION 7.05. Indemnification    115
SECTION 7.06. Successor Administrative Agent    116
SECTION 7.07. Collateral Agent    116
SECTION 7.08. Certain ERISA Matters    117
SECTION 7.09. Secured Hedge Agreements    118
SECTION 7.10. Erroneous Payments.    119
SECTION 7.11. Survival    121
ARTICLE VIII MISCELLANEOUS    121
SECTION 8.01. Amendments, Etc    121
SECTION 8.02. Notices, Etc    123
SECTION 8.03. No Waiver; Remedies    125
SECTION 8.04. Costs and Expenses    125
SECTION 8.05. Right of Set-off    126
SECTION 8.06. Binding Effect    127
SECTION 8.07. Assignments and Participations    127
SECTION 8.08. Execution in Counterparts; Electronic Execution    130
SECTION 8.09. Confidentiality    131
SECTION 8.10. Marshalling; Payments Set Aside    131
SECTION 8.11. Patriot Act Notice    132
SECTION 8.12. Jurisdiction, Etc    132
SECTION 8.13. Governing Law    132
SECTION 8.14. Waiver of Jury Trial    132
SECTION 8.15. Limitation on Liability    133
SECTION 8.16. No Advisory or Fiduciary Responsibility    133
SECTION 8.17. Acknowledgment and Consent to Bail-In of Affected Financial Institutions    134
SECTION 8.18. Acknowledgement Regarding Any Supported QFCs    134
SECTION 8.19. Hedge Intercreditor Agreements.    135
SECTION 8.20. No Partnership, Etc    136
SECTION 8.21. Credit Bidding    136
SECTION 8.22. Rates    137

-ii-

SCHEDULES
Schedule I    -    Commitments and Lending Offices
Schedule 4.01(b)    -    Loan Parties
Schedule 4.01(c)    -    Capital Structure
Schedule 4.01(r)    -    Decommissioning Activities
Schedule 4.01(s)    -    Material Contracts; Hedge Agreements
Schedule 4.01(t)     -    Maintained Insurance; Performance Bonds
Schedule 4.01(u)    -    Intellectual Property
Schedule 4.01(w)    -    Affiliate Transactions
Schedule 5.02(p)    -    Restrictive Agreements
Schedule 8.02    -    Notice Addresses
EXHIBITS
Exhibit A-1    -    Form of Effective Date Term Loan Note
Exhibit A-2    -    Form of Delayed Draw Term Loan Note
Exhibit B    -    Form of Notice of Borrowing
Exhibit C    -    Form of Assignment and Acceptance
Exhibit D    -    Form of Solvency Certificate
Exhibit E    -    Form of Secured Party Designation Notice
Exhibit F    -    Tax Forms
Exhibit G    -    Mortgaged Property

-iii-

SENIOR SECURED TERM LOAN CREDIT AGREEMENT
SENIOR SECURED TERM LOAN CREDIT AGREEMENT, dated as of September 24, 2025, by and among KOSMOS ENERGY GULF OF MEXICO OPERATIONS, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined), ANKURA TRUST COMPANY, LLC, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and ANKURA TRUST COMPANY, LLC, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders.
PRELIMINARY STATEMENTS:
A.The Borrower has requested that the Lenders (a) make an Effective Date Term Loan in an aggregate principal amount of $150,000,000 and (b) provide Delayed Draw Term Loan Commitments in an aggregate principal amount of $100,000,000.
B.The proceeds of the Effective Date Term Loan and any Delayed Draw Term Loans shall be used to (a) pay Transaction fees and expenses incurred in connection herein, (b) make any 2026 Parent Debt Repayments and (c) on and after the 2026 Parent Debt Repayment Date (i) make any 2027 Parent Debt Repayments, (ii) provide working capital to the Loan Parties and (iii) fund general operating expenses of the Loan Parties (including Capital Expenditures to the extent permitted under this Agreement) (the “Use of Proceeds”).
C.Each Loan Party has agreed to guarantee the Obligations of each other Loan Party and to grant to the Collateral Agent, for the benefit of the Secured Parties, first priority Liens on the Collateral.
D.The Lenders have indicated their willingness to agree to make available the Loans, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“2026 Notes” means those certain Unsecured Notes dated as of April 4, 2019 and maturing on April 4, 2026.
“2026 Notes Debt” means the Debt evidenced by the 2026 Notes that is due and payable by the Parent and its Affiliates.
“2026 Parent Debt Repayment” has the meaning specified in Section 5.02(j)(iii).

“2026 Parent Debt Repayment Date” means the date on which the 2026 Notes Debt has been redeemed in full in Cash pursuant to Section 5.02(j)(iii); provided, however, in no event shall such date be later than the stated maturity of the 2026 Notes.
“2027 Notes” means those certain Unsecured Notes dated as of May 1, 2021 and maturing on May 7, 2027.
“2027 Parent Debt Repayment” has the meaning specified in Section 5.02(j)(iv).
“Acceptable Depositary Bank” means Bank of America, N.A. or any other financial institution reasonably acceptable to the Administrative Agent; provided, that, with respect to any such financial institution, such financial institution shall have entered into an Account Control Agreement satisfactory to the Administrative Agent in its sole discretion which Account Control Agreement.
“Account Control Agreements” means the BofA DACA and any other deposit account control agreement, securities account control agreement or commodity account control agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Acquisition Conditions” means, with respect to any acquisition of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, (a) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Subsidiary and, to the extent required by Section 5.01(m), a Guarantor; (b) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 5.01(m); (c) the Borrower shall be in pro forma compliance with the Financial Covenants before and after giving effect to any such acquisition and (d) subject to Section 1.05, immediately after giving effect to such acquisition, no Event of Default shall have occurred and be continuing.
“Acquisition Consideration” means the consideration given by Borrower or any of its Subsidiaries for an acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any Cash, Property (excluding Equity Interests) or services given, plus (b) the amount of any Debt assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such acquisition by Borrower or any of its Subsidiaries.
“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
“Agent Fee Letter” means the fee letter, dated as of the Effective Date, between the Agents and the Borrower.
“Agent Parties” has the meaning specified in Section 8.02(c).
“Agents” has the meaning specified in the recital of parties to this Agreement.
“Agreement” means this Senior Secured Term Loan Credit Agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.
“Agreement Value” means, for each Hedge Agreement, on any date of determination, the amount, if any, that would be payable by the Borrower or any of its Subsidiaries thereof to its counterparty to such Hedge Agreement in accordance with its terms.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010 (“UKBA”), and any laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of their respective Subsidiaries or operations from time to time concerning or relating to bribery, corruption or money laundering.
“Anti-Terrorism Laws” means any of the following (a) the Anti-Terrorism Order, (b) the Global Terrorism Sanctions Regulations (Title 31 Part 594 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act, (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts and acts of war.
“Anti-Terrorism Order” means Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended.
“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction (a) the numerator of which is an amount equal to such Lender’s Credit Exposure (b) the denominator of which is the sum of the Credit Exposure of all Lenders; provided that, in the case of Section 2.15 when a Defaulting Lender shall exist, “Applicable Percentage” shall be adjusted to disregard any Defaulting Lender’s Credit Exposure.

“Applicable Rate” means with respect to any Loan, a percentage per annum equal to 3.75%.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Independent Engineer” means [***] and any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Asset Sale” means the assignment, conveyance, license, lease, sale, sale and leaseback, transfer, or other disposition of any Property (including any sale of Equity Interests and any unwinding or termination of any Hedge Agreement) by any Person.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C or any other form approved by the Administrative Agent in its sole and absolute discretion.
“Authority” has the meaning specified in Section 5.01(c)(iii).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Benchmark” as defined in Section 2.14(e).
“Benchmark Replacement” as defined in Section 2.14(e).
“Benchmark Replacement Conforming Changes” as defined in Section 2.14(e).
“Benchmark Transition Event” as defined in Section 2.14(e).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“BofA DACA” means the deposit account control agreement, dated as of the date hereof, between the Borrower, the Collateral Agent and Bank of America, N.A.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrowing” means the Effective Date Term Loan Borrowing or a Delayed Draw Term Loan Borrowing, as the context may require.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 5.02(p).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or Houston, Texas.
“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash” means money, currency or a credit balance in any demand account or deposit account.
“Cash Equivalents” means any of the following: (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America; and (b) certificates of deposit fully insured by the Federal Deposit Insurance Corporation in national, state or foreign commercial banks whose outstanding long-term debt is rated at least “A” or the equivalent by S&P or Moody’s.
“Casualty Event” means a casualty event that causes all or a portion of the tangible Property of the Borrower or its Subsidiaries to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.
“Change of Control” means, (a) at any time, any “person” or “group” (within the meaning of Rule 13(d) of the Commodity Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) (i)(A) shall have acquired ownership, directly or indirectly, beneficially or of record, of more than 50% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests of the Parent, or (B) shall have acquired direct or indirect control of the Borrower and (ii) such “person” or “group” does not comply or satisfy the Lenders’ and/or the Administrative Agent’s applicable know-your-customer requirements (as determined by the Lenders or Administrative Agent, as applicable in their reasonable discretion), (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Parent nor (ii) appointed by directors so nominated, appointed or approved, (c) Holdings shall cease to own, free and clear of all Liens (other than Liens permitted under Section 5.02(a)(i)), 100% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in GOM Holdings, (d) GOM Holdings shall cease to own, directly or indirectly, free and clear of all Liens (other than Liens permitted under Section 5.02(a)(i)), 100% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in GOM Gulf, (e) GOM Gulf shall cease to own, directly or indirectly, free and clear of all Liens (other than Liens permitted under Section 5.02(a)(i) and other encumbrances), 100% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in GOM Management, (f) GOM Management shall cease to own, directly or indirectly, free and clear of all Liens (other than Liens permitted under Section 5.02(a)(i)), 100% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in the Borrower, (g) a Disqualified Owner shall become a direct or indirect owner of a 50% or greater ownership interest in or otherwise control any Loan Party or (h) a “Change of Control Trigger Event” or any other comparable term under, and as defined in, any of the Permitted Guaranteed Facilities shall have occurred. For the purposes of this definition, “control” shall be defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ability to exercise voting power, contract or otherwise.
“Collateral” means (a) all Gulf of America Assets owned by the Loan Parties or their Subsidiaries, (b) all Oil and Gas Properties owned by the Loan Parties or their Subsidiaries constituting Proved Reserves or otherwise pledged by the Loan Parties in accordance with this Agreement or any other Loan Document, including, without limitation, pursuant to Sections 5.01(m)(iii) or (iv), (c) all Equity Interests issued by the Loan Parties and their Subsidiaries (other than the Equity Interests in GOM Holdings) and (d) all other Property not constituting Oil and Gas Properties of the Loan Parties or its Subsidiaries, in the case of clauses (b), (c) and (d), whether now owned or hereafter acquired, other than Excluded Property.
“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
“Commitment” means, the Effective Date Term Loan Commitment and the Delayed Draw Term Loan Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C §§ 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning specified in Section 8.02(b).
“Confidential Information” means information that any Loan Party or its respective Subsidiaries furnishes to any Agent or any Lender, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder, (b) is or becomes available to such Agent or such Lender or their respective Representatives from a source other than a Loan Party or any of its Subsidiaries provided, that such Agent or such Lender has no actual knowledge that such source is breaching an obligation of confidentiality to a Loan Party or its Subsidiaries in providing such information to such Agent or such Lender, (c) is, at the time of disclosure, already in the possession of any Agent or any Lender or any of their respective Representatives (so long as such information did not come into the possession of such Agent, Lender or

Representative subject to any confidentiality obligations of such Person to the Loan Parties that remain in effect) or (d) is independently developed by any Agent or any Lender or any of their respective Representatives by Persons without access to the Confidential Information.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Contractual Obligations” means, as applied to any Person, any provision of any Equity Interests issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (including operating agreements, production handling agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements) to which such Person is a party or by which it or any of its Properties is bound.
“COPAS” means the standards set forth by the Council of Petroleum Accountants Society from time to time.
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Exposure” means, as to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.
“Cure Amount” has the meaning set forth in Section 6.03(a).
“Cure Period” has the meaning set forth in Section 6.03.
“Cure Right” has the meaning set forth in Section 6.03(a).
“Debt” of any Person means, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables not overdue (unless being contested in good faith by appropriate proceedings for which reserves, accruals or other appropriate provisions, if any, required by GAAP shall have been made) by more than ninety (90) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or the value of Disqualified Equity Interests or Debt into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (g) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (h) all Guaranteed Debt of such Person, (i) all obligations under any earn-out, the conditions to payment of which have been satisfied (which for all purposes of this Agreement shall be valued at the maximum potential amount payable with respect to each such earn-out to the extent the conditions for such payment have been satisfied) and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations, not to exceed the value of the Property on which such Lien exists.
“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date and (c) all Synthetic Debt of such Person at such date.
“Decommissioning Activities” shall mean all dismantling and decommissioning activities and obligations as are required by Environmental Law, any Governmental Authority (including the federal Bureau of Safety and Environmental Enforcement and the federal Bureau of Ocean Energy Management), lease or contract, including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with oil and natural gas exploration, development and production operations or activities and associated site clearance, site restoration and site remediation.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
“Default Interest” has the meaning specified in Section 2.05(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, or (c) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Delayed Draw Lender” means, collectively, each Person with a Delayed Draw Term Loan Commitment and/or that holds a Delayed Draw Term Loan made to the Borrower pursuant to Section 2.01(b) and, in each case, any assignee thereof that shall have become a party hereto pursuant an Assignment and Acceptance.
“Delayed Draw Term Loan” has the meaning set forth in Section 2.01(b).
“Delayed Draw Term Loan Availability Period” means the period from and after the Effective Date to the earliest of (a) April 1, 2026, (b) the Maturity Date, and (c) the date of termination of the Delayed Draw Term Loan Commitment of the Lenders pursuant to Section 6.01.
“Delayed Draw Term Loan Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite its name on Schedule I under the caption “Delayed Draw Term Loan Commitment” or, (b) with respect to any Lender that has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Delayed Draw Term Loan Commitment”, in each case, as such amount may be reduced at or prior to such time pursuant to Section 6.01. As of the Effective Date, the aggregate Delayed Draw Term Loan Commitment of all Lenders is $100,000,000.
“Delayed Draw Term Loan Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit A-2, evidencing the indebtedness of the Borrower to such Lender, as amended, restated, supplemented or otherwise modified from time to time.
“Development Plan” means a detailed plan (as may be amended, supplemented, or updated from time to time as permitted by this Agreement), which sets forth (a) the projected Capital Expenditures to be incurred in connection with the development activities of the Gulf of America Assets, (b) the general methodology for carrying out such development activities and (c) the anticipated timing and milestones for the completion of such activities.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Debt or Equity Interests (other than solely for Qualified Equity Interests in such Person or Cash in lieu of fractional shares of such Equity Interests); or
(c)is redeemable (other than solely for Qualified Equity Interests in such Person and Cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Parent or any Subsidiary, in either case, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 180 days after the Maturity Date; provided, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after a Repayment Event and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Owner” means any Person that, as of the date it first becomes a direct or indirect owner of membership interests in the Borrower: (i) is, or is an Affiliate of a Person that is, a Sanctioned Person; (ii) is, or is an Affiliate of a Person that is, in violation of the Sanctions or Anti-Terrorism Laws; or (iii) has, or is an Affiliate of a Person that has, been convicted of money laundering (under 18 U.S.C. Sections 1956 or 1957), which conviction has not been overturned. For the avoidance of doubt, each Person that is a parent company of the Borrower on the Effective Date, and each wholly owned direct or indirect subsidiary thereof, shall not be a Disqualified Owner.
“Division” means the division of a limited liability company into two (2) or more limited liability companies pursuant to a “plan of division” or similar method within the meaning of the Delaware Limited Liability Company Act or similar statute in any other state.
“Dollars” and the sign “$” mean the lawful currency of the United States of America.
“EBITDAX” means, for any Person for any period, an amount, determined on a Consolidated basis for such Person and its subsidiaries, equal to (a) Net Income (excluding any non-Cash revenue or expense associated with Hedging Agreements resulting from FASB ASC

815 and any non-Cash charges attributable to the application of FASB ASC 410) plus without duplication (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income, franchise and similar Taxes; (iii) depreciation; (iv) depletion; (v) amortization; (vi) other non-Cash losses and expenses (including, without limitation, non-Cash impairment losses and unrealized losses with respect to Hedge Agreements); (vii) losses on the Asset Sales and other dispositions of assets (other than Hydrocarbons in the ordinary course of business); (viii) intangible drilling costs and other exploration costs and expenses deducted in determining Net Income; (ix) plugging and abandonment costs and expenses; (x) any extraordinary, unusual or non-recurring losses or expenses determined in accordance with GAAP; (xi) transaction costs, expenses, fees and charges incurred with respect to any consummated or proposed investment, acquisition, Asset Sales, issuance of Equity Interests, recapitalization, refinancing or the incurrence, refinance or repayment of Debt permitted to be incurred in this Agreement (in each case, including, without limitation, legal fees, title, environmental and other third-party due diligence costs, transition overhead, pre-close overhead paid to the seller as a purchase price adjustment, and new software implementation costs); (xii) expenses and fees paid after the Effective Date to Administrative Agent and/or Lenders (including their legal counsel) and any legal counsel to the Borrower under this Agreement (including, without limitation, the Fee Letters, agency fees, letter-of-credit fees and other fees and expenses payable thereunder) and in connection with any amendments, waivers, consents and other agreements entered into in connection with this Agreement; (xiii) insurance proceeds or reimbursements reasonably expected to be received within ninety (90) days of the end of such period, or as to which the insurer has made a determination that such amount will be reimbursed, for any expenses or losses with respect to liability or casualty events or business interruption (provided, that there shall be no double counting with respect to such insurance proceeds or reimbursements when actually received and, to the extent such insurance proceeds or reimbursements are not actually received in such ninety (90) day period, such amounts shall be deducted from EBITDAX in the next succeeding period); (xiv) with respect to the board of managers of the Borrower, Parent or any of their Affiliates (or their parent), all costs and out-of-pocket expenses, board of manager fees, expense reimbursements and other indemnification payments, in each case, to the extent paid in Cash or accrued during such period and allocated to the Borrower or any Subsidiary (provided, that the aggregate amount with respect to this clause (xiv) shall not to exceed $1,000,000 in any Fiscal Year); (xv) Cash transaction costs and expenses incurred prior to, on or within ninety (90) days after the Effective Date in connection with the Transactions paid to the Administrative Agent, any Lender or any non-Affiliates; and (xvi) amounts paid in Cash related to purchase price adjustments or contingent consideration paid in connection with any acquisitions permitted herein; minus, without duplication, (c) the sum of the following to the extent included in the calculation of Net Income: (i) income Tax credits (to the extent not netted from income tax expense or non-Cash income); (ii) gains on Asset Sales or other dispositions of assets (other than Hydrocarbons in the ordinary course of business); (iii) all extraordinary, unusual or non-recurring gains determined in accordance with GAAP and (iv) all non-Cash items increasing Net Income (including, without limitation, unrealized gains with respect to Hedge Agreements). For purposes of calculating EBITDAX for any period, if during such period such Person shall have consummated a Material Acquisition or a Material Disposition, EBITDAX for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as the case may be, occurred on the first day of such period; provided, that, (x) all such pro forma calculations shall be reasonably satisfactory to the Administrative Agent, (y) such pro forma adjustments shall also include pro forma adjustments to general and administrative expenses to the extent that general and administrative expenses of the Loan Parties were affected by the consummation of such Material Acquisition or Material Disposition, and (z) in the case of any Material Acquisition, such pro forma adjustments may give effect to any Hedge Agreements entered into by the applicable seller covering the period of time between the first day of such period and the closing date of such Material Acquisition to the extent that reasonably detailed supporting information in respect of such Hedge Agreements is delivered to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Effective Date Lender” means, collectively, each Person with an Effective Date Term Loan Commitment and/or that holds an Effective Date Term Loan made to the Borrower pursuant to Section 2.01(a) and, in each case, any assignee thereof that shall have become a party hereto pursuant an Assignment and Acceptance.
“Effective Date Term Loan Borrowing” means a borrowing consisting of simultaneous Effective Date Term Loans made by the Lenders on the Effective Date.
“Effective Date Term Loans” means the Loans made by the Effective Date Lenders on the Effective Date pursuant to this Agreement.
“Effective Date Term Loan Commitment” means, (a) with respect to any Effective Date Lender at any time, the amount set forth opposite its name on Schedule I under the caption “Effective Date Term Loan Commitment” or, (b) with respect to any Lender that has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Effective Date Term Loan Commitment”, in each case, as such amount may be reduced at or prior to such time pursuant to Section 6.01. As of the Effective Date, the Effective Date Term Loan Commitment shall be $150,000,000.

“Effective Date Term Loan Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit A-, evidencing the indebtedness of the Borrower to such Lender, as amended, restated, supplemented or otherwise modified from time to time.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than an individual) approved by the Administrative Agent in its reasonable discretion; provided, further, that no Defaulting Lender, Loan Party or any of its Affiliates shall qualify as an Eligible Assignee under this definition.
“Environmental Action” means any action, suit, demand, claim, notice of violation, enforcement or non-compliance, notice of liability or responsibility or potential liability or responsibility, investigation, proceeding, consent agreement or consent order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, relating to or arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law (including alleged liability for performance of a Remedial Action) or Environmental Permit (b) in connection with any Hazardous Material (including any Release or threatened Release) or Hazardous Material Activity; or (c) in connection with any actual or alleged damage, injury, contribution, indemnification, cost recovery, compensation, injunctive relief, or threat or harm with respect to health, safety, natural resources or the environment.
“Environmental Complaint” has the meaning specified in Section 5.01(c)(iii).
“Environmental Law” means any applicable constitution, treaty, law (including CERCLA), statute, code, ordinance, order, determination, rule (including rules of common law), regulation, judgment, settlement, decree, injunction, permit (or registration, approval, notice, consent, certification, exemption, variance, waiver, identification number, license or other authorization) or other directive or requirement of any Governmental Authority, whether now or hereinafter in effect, relating to: (a) prevention of pollution; (b) protection of health, safety and the environment (including ambient air, surface water, groundwater, land surface, sediments or subsurface strata); (c) preservation or reclamation of natural resources; (d) Hazardous Materials (including the presence, Release or threatened Release of, or exposure to, Hazardous Materials); or (e) Hazardous Material Activity.
“Environmental Permit” means any permit, registration, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 (b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (a)(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA or the incurrence by any Loan Party or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA or other encumbrance or the provision of security under Section 430 of the Code or Section 4068 of ERISA shall have been met with respect to any Plan, or the arising of such a lien or encumbrance; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g)(5) of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (i) the determination that any Plan is in at-risk status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Sections 431 and 432 of the Internal Revenue Code or Sections 304 and 305 of ERISA); (j) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (k) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or (l) any Loan Party or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
“Erroneous Payment” has the meaning specified in Section 7.10(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 7.10(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of the Borrower or any of its Subsidiaries (including any Equity Interests issued or owned by the Borrower or any of its Subsidiaries), or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of the Borrower or any of its Subsidiaries or any Equity Interests issued or owned by the Borrower or any of its Subsidiaries.
“Events of Default” has the meaning specified in Section 6.01.
“Excepted Liens” means (a) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or accruals, if any, are being maintained in accordance with GAAP; (b) statutory or Liens imposed by or arising by operation of law, such as materialmen’s, mechanics’, carriers’, landlords’, operators’, vendors’, bailees’ workmen’s, warehousemen’s and repairmen’s Liens and other similar Liens (i) for amounts that are not overdue or (ii) for amounts that are overdue that (A) do not materially adversely affect the use of the Property to which they relate or (B) are bonded or are being contested in good faith by appropriate proceedings for which reserves or accruals, if any, required by GAAP shall have been made; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security legislation or other similar legislation (other than ERISA) or to secure public or statutory obligations or to secure a bond or letter of credit or similar instrument that is utilized to secure such obligations; (d) Liens on deposits (or pledges of deposit accounts or securities accounts containing such deposits) to secure the performance of bids, Material Contracts and other Contractual Obligations permitted under this Agreement, trade contracts and leases (other than Debt that is Debt of the type described in clause (e) of the definition thereof), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business that are usual or customary in the oil and gas business, or to secure a bond, letter of credit, bank guarantee or similar instrument that is utilized to secure such obligations; (e) Liens securing judgments (or the payment of money not constituting an Event of Default under Section 6.01(g)) or securing appeal or other surety bonds related to such judgments or to secure a bond or letter of credit or similar instrument that is utilized to secure such judgments; (f) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title and any zoning or other similar restrictions to or vested in any governmental office or agency; (g) UCC financing statements that do not secure and are unrelated to any Debt or other obligations of, and do not perfect any security interests granted by, the Loan Parties and their Subsidiaries so long as such UCC financing statements are released of record within 45 days following the

Borrower or any of its Subsidiaries becoming aware thereof; (h) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, together with any memoranda in connection with any of the foregoing, in each case solely to the extent that the Loan Parties and their Subsidiaries are permitted to enter into such agreements under this Agreement (and which Liens secure only obligations under such agreements that are usual and customary in the oil and gas business to be secured by such Liens) and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves or accruals, if any, have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (h) does not materially impair the use of the Property covered by such Lien for the purpose for which such Property is held by the Borrower or any of its Subsidiaries or materially impairs the value of such Property subject thereto; provided that Liens under this clause (h) shall only remain “Excepted Liens” so long as no action has been commenced to enforce such Liens; provided, further that (x) no intention to subordinate the first priority Lien granted in favor of the Collateral Agent and the other Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) the term “Excepted Liens” shall not include any Lien securing Debt for Borrowed Money; (i) contractual Liens for the benefit of operators of the Oil and Gas Properties of the Loan Parties and their Subsidiaries, but only to the extent that such operators are not Loan Parties or Affiliates of Loan Parties (unless such Loan Parties or Affiliates have subordinated such Liens to the Liens securing the Obligations in a manner reasonably satisfactory to Administrative Agent and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent), and are not asserting a claim or right to exercise their rights under such contractual Liens, except for such claims and rights of operators which Borrower or the applicable Subsidiary or the applicable Loan Party is contesting in good faith by appropriate proceedings diligently pursued; (j) royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) are deducted in the calculation of discounted present value in the most recent Reserve Report delivered to Administrative Agent hereunder and (iii) with respect to each Oil and Gas Property, do not operate to reduce Borrower’s or any of its Subsidiary’s or any other Loan Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the most recent Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest, and (iv) do not operate to deprive Borrower or any of its Subsidiaries or any other Loan Party of any material rights in respect of its assets or Properties; (k) [reserved]; (l) sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of Hydrocarbons which (i) would not (when considered cumulatively with the matters discussed in subsection (l) immediately preceding) deprive

Borrower or any of its Subsidiaries or any other Loan Party of any material right in respect of Borrower’s or such Subsidiary’s or such other Loan Party’s assets or Properties, (ii) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (iii) do not otherwise cause any other express representation or warranty of Borrower or any of its Subsidiaries or any other Loan Party in any of the Loan Documents to be untrue, and (iv) do not operate to reduce Borrower’s or any of its Subsidiary’s or any other Loan Party’s net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the most recent Reserve Report, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest; and (m) Liens to secure plugging and abandonment obligations.
“Excluded Account” means, collectively: (a) any Payroll Account, (b) any Workers Compensation Account and any other account held in a fiduciary capacity and established in connection with employee benefit plans in the ordinary course of business or pursuant to applicable legal requirements, (c) zero-balance accounts, (d) any account used exclusively for paying Taxes, including sales taxes, so long as such account does not at any time hold amounts that are more than the reasonably anticipated tax liability of the Loan Parties and their Subsidiaries over the succeeding 90 days, (e) any escrow accounts or accounts held as fiduciary or trust accounts, (f) any accounts that are dedicated Cash collateral accounts to the extent subject to a Permitted Lien and (g) any other deposit account with a balance not to exceed $250,000 at any time when taken together with all other deposit accounts excluded under this clause (g).
“Excluded Property” has the meaning specified in the Term Loan Security Agreement.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty (or any guarantee of such Guarantor in respect of any Swap Obligation under any Hedge Agreements) of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or at any other time as is required for purposes of the Commodity Exchange Act or regulations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or any Agent or required to be withheld or deducted from a payment to a Lender or any Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.09(f) and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Fee Letters” means, collectively, the Agent Fee Letter and the Shell Fee Letter.
“Field Life Coverage Ratio” means the ratio of (a) Total PV-10 as of the set forth in the then most recently delivered Reserve Report pursuant to Section 5.01(n) to (b) outstanding principal amount of Loans as of such date.
“Financial Assurance” has the meaning specified in Section 4.01(r)(ii).
“Financial Covenants” means the covenants set forth in Sections 5.02(v) and 5.02(w).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means a fiscal year of the Loan Parties and their Subsidiaries ending on December 31 of each calendar year.
“FLCR Cure Period” has the meaning set forth in Section 5.01(m)(iv).
“Foreign Lender” means any Lender that is not a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code).

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“Funds Flow Memorandum” means the memorandum setting forth the flow of funds at closing and the funding of the Effective Date Term Loans and Delayed Draw Term Loan, as approved by the Administrative Agent in its reasonable discretion.
“G&A” means, for any period of determination, general and administrative costs attributable to the Loan Parties and their Subsidiaries for such period (as calculated in accordance with GAAP and consistent with past practices of the Loan Parties and their Subsidiaries) and (a) includes, for the avoidance of doubt, amounts paid to any Affiliate of the Loan Parties and their Subsidiaries under a Services Agreement on account of general and administrative costs attributable to the Loan Parties and their Subsidiaries and (b) reduced by proceeds from insurance and any costs and expenses that are reimbursed by partners under COPAS. Notwithstanding the foregoing, G&A for the Fiscal Quarters ending on or about December 31, 2024, March 31, 2025, June 30, 2025 shall be deemed to be $4,229,000, $5,184,000 and $3,269,000, respectively
“G&A Cap” means, with respect to any period of four consecutive Fiscal Quarters, commencing with the four-Fiscal Quarter period ending December 31, 2025, $20,000,000, which amount may be increased as mutually agreed by Borrower and the Administrative Agent, each acting reasonably, including but not limited to, in the case of a transaction permitted herein that would reasonably be expected to increase G&A of the Loan Parties.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied.
“Ghana Offtake Agreement” means that certain Offtake and Marketing Agreement, dated effective as of the Effective Date, by and between Kosmos Ghana and Shell Western, together with the exhibits and schedules thereto and each confirmation thereunder, as amended, restated, supplemented or otherwise modified from time to time.
“GOA Transaction” means [***]; provided that, no GOA Transaction in accordance with Section 5.02(e)(xv) shall be consummated unless and until a Repayment Event occurs prior to or substantially concurrent with the closing of any such GOA Transaction.
“GOM Gulf” means Kosmos Energy Gulf of Mexico, LLC, a Delaware limited liability company.

“GOM Holdings” means Kosmos Energy GOM Holdings, LLC, a Delaware limited liability company.
“GOM Management” means Kosmos Gulf of Mexico Management, LLC, a Delaware limited liability company.
“GOM Offtake Agreement” means that certain Master Crude Petroleum Purchase and Sale Agreement, dated as of October 7, 2019, by and between the Borrower and STUSCO, and together with that certain confirmation thereunder dated effective as of the Effective Date and that certain supplemental confirmation thereunder dated effective as of the Effective Date, as amended, restated supplemented or otherwise modified from time to time.
“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign, including any state-owned, state-controlled or state-operated company, and any level of any public international organization.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Governmental Requirement” means any applicable constitution, treaty, law, statute, code, ordinance, order, determination, rule (including rules of common law), regulation, judgment, decree, injunction, permit, Environmental Permit or other directive or requirement (including, Environmental Laws, energy regulations, legal requirements and standards applicable to Decommissioning Activities, and occupational, safety and health standards or controls) of any Governmental Authority, whether now or hereinafter in effect.
“Guaranteed Debt” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or otherwise assure payment of any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“Guarantors” means each Parent Guarantor, each Subsidiary Guarantor and each entity that becomes a Guarantor from time to time pursuant to the terms hereof, in the case of each of the foregoing, until the Guaranty thereof is released in accordance with this Agreement.
“Guaranty” has the meaning specified in the Term Loan Security Agreement.
“Gulf of America Assets” means the Borrower’s and its Subsidiaries’ Hydrocarbon Interests set forth on Exhibit G and all Oil and Gas Properties that directly support or relate to the operations conducted under such leases.
“Hazardous Discharge” has the meaning specified in Section 5.01(c)(iii).
“Hazardous Material Activity” means the generation, manufacture, processing, distribution, use, handling, treatment, storage, transport or disposal, or arrangement for transport or disposal of Hazardous Materials.
“Hazardous Materials” means any substance, whether by its nature or its use, that is regulated or as to which liability might arise under or pursuant to any Environmental Law including any: (a) chemical, product, material, substance or waste listed, defined, designated or classified as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, by-products or breakdown products, petroleum substances, oil and natural gas exploration and production wastes, natural gas, condensate, crude oil, or any components, fractions or derivatives thereof; and (c) radioactive materials, asbestos-containing materials and polychlorinated biphenyls, urea formaldehyde, lead-containing material, or radon.
“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Intercreditor Agreement” means any applicable intercreditor agreement by and among the Administrative Agent, the Collateral Agent, the Hedge Providers party thereto, the applicable Loan Party and, as applicable, the Parent, and the other Persons party thereto from time to time, in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Hedge Provider” means any Person in its capacity as a party to a Hedge Agreement that, (a) at the time it enters into a Hedge Agreement not prohibited under Article V, is a Lender or an Affiliate of a Lender, (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Hedge Agreement not prohibited under Article V, in each case, in its capacity as a party to such Hedge Agreement (even if, in each case, such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender), or (c) any hedge counterparty to Parent or its Subsidiaries as of the Effective Date, including any lender or affiliate of lender under the RBL Facility; provided, in the case of (i) a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Provider only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and (ii) a Hedge Agreement with any Hedge Provider to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Provider (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have (x) delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination, and (y) in the case of any Hedge Provider that is not a Lender or an Affiliate of a Lender, become and remain a party to a Hedge Intercreditor Agreement. For the avoidance of doubt, each of STUSCO, Shell Western and STRM is a Hedge Provider for purposes of this Agreement.
“Holdings” means Kosmos Energy Holdings, a company incorporated under the laws of the Cayman Islands with registered number 133483.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty interests and other royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and/or its Subsidiaries, as the context requires.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Loan Parties and their Subsidiaries, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Loan Parties and their Subsidiaries or other properties constituting Oil and Gas Properties of the Loan Parties and their Subsidiaries.
“Indemnified Costs” has the meaning specified in Section 7.05(a).
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Pledged Debt” has the meaning specified in the Term Loan Security Agreement.
“Initial Pledged Equity” has the meaning specified in the Term Loan Security Agreement.
“Initial Reserve Report” means the Reserve Report prepared with an effective date as of December 31, 2024, prepared by an Approved Independent Engineer, evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties constituting Proved Reserves and Probable Reserves.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“Intellectual Property” means property constituting under any applicable law a patent, patent application, registered copyright, copyright application for copyright registration, trademark, trademark application, service mark, trade name or trade secret. Patents and patent applications include any provisional and non-provisional applications, issued patents including those based on continuation, continuation-in-part, divisional and substitute applications, patents resulting from a reissue or reexamination proceeding, and any foreign equivalents and improvements thereof, and any claims for past and future infringements of the patents.
“Interest Payment Date” means, with respect to any Loan, the last day of each Fiscal Quarter, commencing with the last day of the Fiscal Quarter ending December 31, 2025; provided, that, in addition to the foregoing, in each case, each of (x) the date upon which all or any principal part of any Loan has been repaid, (y) the Maturity Date, and (z) the Repayment Event, shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under this Agreement.
“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date three (3) months thereafter; provided, that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)no Interest Period shall extend beyond the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.
“Kosmos Ghana” means Kosmos Energy Ghana Investments, a Cayman Island company.
“Lenders” means the Effective Date Lenders, the Delayed Draw Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Person shall be a party to this Agreement.
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), relating to such Property, and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right or preferential arrangement of a third party with respect to such Equity Interests or debt securities. For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than Contractual Obligations constituting Debt for Borrowed Money) otherwise permitted under the terms of the Loan Documents.
“Loan Documents” means (a) this Agreement, (b) the Notes, (c) any Hedge Intercreditor Agreement, (d) the Term Loan Collateral Documents, (e) the Fee Letters, and (f) any other document that is executed in connection with the transactions contemplated herewith or therewith and is designated in writing by the Borrower and the Administrative Agent to constitute a Loan Document, in each case, for clauses (a) through (e), as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the other Guarantors.
“Loans” means the Effective Date Term Loans and any Delayed Draw Term Loan.
“Losses” has the meaning specified in Section 8.04(b).
“Margin Stock” has the meaning specified in Regulation U.
“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of Acquisition Consideration by the Loan Parties and their Subsidiaries in excess of $10,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business or operations of the Loan Parties, taken as a whole, (b) the rights, remedies or benefits of any Agent or the Lenders, taken as a whole, under any Loan Document, (c) the ability of the Loan Parties to perform their respective Obligations under the Loan Documents or (d) the validity, binding effect, enforceability or priority of the Liens and security interests granted to the Secured Parties under the Loan Documents.
“Material Contract” means each (a) the agreements listed on Schedule 4.01(s) and (b) any other Contractual Obligation entered into on or after the Effective Date (other than any Loan Document or any Contractual Obligation under other Permitted Debt) of the Loan Parties or their Subsidiaries (i) that is a Midstream Contract, an operating agreement (including any joint operating agreement), a production handling agreement and (ii)(A) for which breach, nonperformance or cancellation would reasonably be expected to result in a Material Adverse Effect or (B) involves monetary liability of or to such Loan Party in excess of $10,000,000 in the aggregate in any fiscal year, as determined by Borrower; provided that Material Contracts shall not include the GOM Offtake Agreement or the Ghana Offtake Agreement.
“Material Disposition” means any Asset Sale of Property or series of related dispositions of Property that involves the payment of consideration to the Loan Parties and their Subsidiaries in excess of $10,000,000.
“Maturity Date” means the earliest of (a) the date that occurs on the fourth (4th) anniversary of the Effective Date and (b) the date the Loans become due and payable pursuant to and in accordance with Section 6.01.
“Midstream Contract” means any contractual agreement or other arrangement relating to the treatment, processing, gathering, dehydration, compression, blending, transportation, storage, transmission, stabilization, disposal, delivery, marketing, buying or selling or other disposition of fresh water, produced water, crude oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Mortgaged Property” means the Gulf of America Assets set forth on Exhibit G and all other now owned or hereafter acquired Oil and Gas Properties owned by Borrower or any other the Loan Party which is subject to the Liens existing and to exist under the terms of the Mortgages.
“Mortgages” means any deed of trust, trust deed, mortgage, leasehold mortgage or leasehold deed of trust delivered on the Effective Date or from time to time hereafter pursuant to Sections 5.01(m)(iii) and 5.01(m)(iv), in each case as amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has any Liability, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” means:
(a)with respect to any Asset Sale, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by any Loan Party in connection with such Asset Sale minus (ii) the sum of (A) reasonable and documented out of pocket costs, fees, commissions, premiums and expenses (including legal and accounting costs, fees and expenses and title and recording fees, costs and expenses) incurred directly or indirectly by any Loan Party in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i) which shall include all unreimbursed costs and expenses previously incurred by any Loan Party and (B) federal, state and local Taxes paid or reasonably estimated to be payable by any Loan Party in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i); and
(b)with respect to the incurrence or issuance of any Debt for Borrowed Money by any Loan Party, the excess if any, of (i) the sum of the Cash and Cash Equivalents received by any Loan Party in connection with such incurrence or issuance minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable and documented out of pocket costs, fees, commissions, premiums and expenses (including legal and accounting costs, fees and expenses and title and recording fees, costs and expenses) incurred directly or indirectly any Loan Party in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and
(c)with respect to any Event of Eminent Domain or Casualty Event, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by any Loan Party in connection with such Event of Eminent Domain or Casualty Event minus (ii) the sum of (A) the reasonable and documented out of pocket costs and expenses incurred by any Loan Party in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i) which shall include all unreimbursed costs and expenses previously incurred by any

Loan Party and (B) federal, state and local Taxes paid or reasonably estimated to be payable as a result of thereof to the extent such amounts were not deducted in determining the amount referred to in clause (i);
provided, that, any Net Cash Proceeds received in the form of Cash Equivalents by any Loan Party shall be converted to Cash prior to prepayment of the Loans in accordance with Section 2.04.
“Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries on a Consolidated basis; provided, that Net Income shall exclude (a) the net income of any Subsidiary of such Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that such Person’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, and (b) any income (or loss) for such period of any other Person if such other Person is not a Subsidiary, except that Borrower’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of Cash actually distributed by such Person during such period to Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrower as described in clause (a) of this proviso).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Loan Party or one or more Subsidiaries of any Loan Party primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” means each Effective Date Term Loan Note and Delayed Draw Term Loan Note.
“Notice of Borrowing” means a Notice of Borrowing, in substantially the form of Exhibit B, given by the Borrower in accordance with Section 2.02.
“NPL” means the National Priorities List under CERCLA.
“Obligation” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several, or independent) of every nature of each Loan Party from time to time owed to any Agent (including former Agents) or any Lender from time to time outstanding hereunder and under the other Loan Documents or otherwise under any Loan or Secured Hedge Agreement or only to the extent there is hedging under the GOM Offtake Agreement that is secured hereunder, the GOM Offtake Agreement, including, without limitation, all principal and all interest, fees, premium, expenses, Erroneous Payment Subrogation Rights, and other charges accrued or accruing (or which would, absent commencement of any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto, accrue) on or after the commencement of any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto at the rate provided for herein or the relevant Loan Document, whether or not such interest, fees, premium, expenses or other charges are allowed or allowable in any such bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all tangible Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells, all permanently abandoned and inactive wells, dry holes or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and the other Loan Parties, as the context requires.
“Ordinary Course Settlement Payments” means all regularly scheduled payments due under any Hedge Agreement from time to time, calculated in accordance with the terms of such Hedge Agreement, but excluding, for the avoidance of doubt any “settlement amounts” or “termination payments” due and payable under such Hedge Agreement.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent” means Kosmos Energy, Ltd., a Delaware corporation.
“Parent Guarantor” means each of GOM Holdings, GOM Gulf and GOM Management.
“Participant Register” has the meaning specified in Section 8.07(f).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
“Payment Recipient” has the meaning specified in Section 7.10(a).
“Payroll Account” a deposit account exclusively used for tax withholding, payroll, payroll taxes, employee benefits (including workers’ compensation, unemployed insurance or other forms of governmental insurance or benefits).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Debt” means Debt permitted under Section 5.02(b).
“Permitted Guaranteed Facilities” means (a) the Unsecured Notes and (b) any refinancing or replacement in respect of the foregoing to the extent that (i) any such new Debt that is in the form of senior notes shall have a maturity date that is at least 180 days following the Maturity Date hereunder (without giving effect to clause (b) of the definition of “Maturity Date”), (ii) such new Debt is in an aggregate principal amount not in excess of the sum of (A) the aggregate principal amount then outstanding of the refinanced Debt and (B) an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including premiums, related to such exchange or refinancing; (iii) such new Debt does not contain (A) financial maintenance covenants that, taken as a whole, are materially more onerous or restrictive with respect to the Loan Parties and their Subsidiaries than the financial maintenance covenants in the refinanced Debt, (B) any event of default that, in the case of any individual event of default, is materially more restrictive or onerous with respect to the Loan Parties and their Subsidiaries than any individual event of default in the refinanced Debt or this Agreement, or (C) any covenants

(other than financial maintenance covenants) that, taken as a whole, are materially more onerous or restrictive with respect to the Loan Parties and their Subsidiaries than the covenants in the refinanced Debt or this Agreement; and (iv) any such new Debt that is in the form of senior notes shall not provide for any scheduled principal repayment, mandatory principal redemption or sinking fund obligation prior to the 180th day after the Maturity Date (without giving effect to clauses (b) and (c) of the definition of “Maturity Date”) and other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Agreement) and customary acceleration rights after an event of default).
“Permitted Liens” means Liens permitted to exist pursuant to Section 5.02(a).
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 8.02(b).
“Pledged Debt” has the meaning specified in the Term Loan Security Agreement.
“Prepayment Agreement” means a written agreement, in form and substance satisfactory to STUSCO in its sole and absolute discretion, entered into in connection with a GOA Transaction, by and among [***], the Borrower, and STUSCO, pursuant to which (a) the funds advanced thereunder are used solely to consummate a Repayment Event on or before the closing date of such GOA Transaction and (b) such counterparty agrees to make periodic payments to STUSCO based on revenues generated from the prompt year’s production of the Gulf of America Assets (and/or, as agreed by STUSCO in its sole and absolute discretion, such other Oil and Gas Properties of such counterparty that constitute Proved Reserves), calculated using the Strip Price and including the effect of any Hedge Agreements; provided, that such Prepayment Agreement shall provide for payment in full of Cash of all obligations and liabilities thereunder within 364 days from the closing date of the GOA Transaction; provided further that, (a) any Prepayment Agreement shall include such other terms and conditions as STUSCO may require in its sole and absolute discretion and (b) notwithstanding anything to the contrary in this Agreement, the Borrower and the other Loan Parties acknowledge and agree that STUSCO shall have no obligation or commitment to enter into any Prepayment Agreement in connection with any GOA Transaction.
“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of the Loans owed to such Lender at such time and the denominator of which is the aggregate amount of the Loans then outstanding and owed to all Lenders at such time.

“Probable Reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data suggests are more likely than not to be recoverable with presently available technology at an economically viable cost (as determined in accordance with the guidelines of the Society of Petroleum Engineers).
“Property” means any right or interest in or to any asset, lease or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether intangible or tangible.
“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, “Proved Developed Reserves” means the sum of Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.
“Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as are commonly used by upstream companies engaged primarily in offshore oil and gas exploration and production in the Gulf of America in the United States as good, safe and prudent engineering practices would dictate, with commensurate standards of safety, performance, dependability, efficiency and economy, in each such case as the same may evolve from time to time, consistent with applicable law. “Prudent Industry Practice” as defined herein does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“Qualified ECP Guarantor” means, in respect of any Hedge Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Hedge Agreement or grant of the relevant security interest to secure such Hedge Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interest” of any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

“RBL Deliverables” means each Sources and Uses Statement and Liquidity Statement (as such terms are defined in the RBL Facility as of the Effective Date) required to be prepared and/or delivered under the RBL Facility by the Loan Parties’ Affiliates party thereto, including, for the avoidance of doubt each new Sources and Uses Statement and Liquidity Statement delivered pursuant to Section 28.35 (HY Notes Maturity Date) of the RBL Facility as of the Effective Date.
“RBL Facility” means that certain Amended and Restated Facility Agreement, dated as of April 25, 2024, by and among Kosmos Energy Finance International, Kosmos Energy Operating, Kosmos Energy International, Kosmos Energy Development, Kosmos Energy Ghana HC, Kosmos Energy Equatorial Guinea, Kosmos Energy Ghana Investments, Kosmos Energy Ghana Holdings Limited, Kosmos Energy Equatorial Guinea, Inc., Kosmos Energy International Petroleum, Inc., ABSA Bank Limited, ING Belgium SA/NV, Natixis, N.B.S.A Limited, The Standard Bank of South Africa Limited, Isle of Man Branch, Standard Chartered Bank, ABSA Bank (Mauritius) Limited and Deutsche Bank AG, Amsterdam Branch, as amended, restated, supplemented or otherwise modified from time to time.
“Register” has the meaning specified in Section 8.07(d).
“Registered” means issued, registered, renewed or subject to a pending application with a Governmental Authority such as the United States Patent and Trademark Office, the United States Copyright Office or other similar Governmental Authority anywhere in the world.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of Hazardous Material into the indoor or outdoor environment.
“Remedial Action” means any investigatory, response, remedial, removal, or corrective action activity to assess, evaluate, clean-up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material or to comply with any Environmental Laws and Environmental Permits, including any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Release or threatened Release of Hazardous Materials as required by Environmental Laws, Environmental Permits or any Governmental Authority.
“Repayment Event” means the satisfaction of the following conditions: (a) the repayment in full in Cash of all of the outstanding principal amount of the Loans and all other Obligations (except for indemnities and other obligations which by the express terms of the relevant Loan Documents survive the repayment of the Loans and the termination of the Commitments) due and payable under the Loan Documents, (b) the termination of all Commitments and (c) the satisfaction of all outstanding Obligations under the Hedging Agreements or, with respect to any such outstanding Obligations under the Hedging Agreements, the making of other arrangements satisfactory to the applicable Lender or Affiliate of a Lender party to such Hedging Agreements in its sole discretion.
“Representatives” of a Person mean such Person’s Affiliates, and its Affiliates’ respective officers, directors, employees, agents, contractors, advisors, accountants and other representatives.
“Required Lenders” means, at any time, Non-Defaulting Lenders owed or holding more than 66.67% of the aggregate principal amount of the Loans outstanding at such time.
“Reserve Report” means each report, in form reasonably satisfactory to the Administrative Agent in its good faith judgment (it being understood that this includes assumptions and calculations in the Reserve Report) setting forth as of December 31st or June 30th or such other applicable dates set forth therein, the Proved Reserves and Probable Reserves attributable to the Oil and Gas Properties of the Loan Parties and their Subsidiaries that, together with a projected rate of production and future net income, taxes, operating expenses (including gathering, processing and transportation costs, variable and fixed lease operating expenses, COPAS, production taxes and any other costs related to the development, operation and production of Oil and Gas Properties or to service any related contracts) and Capital Expenditures with respect thereto as of such date, adjusted by the Borrower in its reasonable good faith judgment for basis, quality and gravity differentials based on historical differentials and go-forward expectations, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, any duly authorized and appointed officer of such Person, as demonstrated by a certificate of incumbency or other appropriate appointment or resolution, having actual knowledge of the matter in question.
“Restricted Payment” has the meaning specified in Section 5.02(g).
“Revenue” means, collectively, all contributions, distributions, dividends and other Cash and Cash Equivalents actually received by the Borrower and Subsidiary Guarantors in Cash (including the amount of payments received in respect of Ordinary Course Settlement Payments).
“Revenue Account” has the meaning specified in Section 5.01(i)(i).
“Rolling Period” means for any determination the trailing twelve months of the Borrower (taken as one accounting period) then last ended for which the Borrower have delivered the financial statements pursuant to Section 5.03(c).
“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions amounting to an embargo (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (including but not limited to the Specially Designated Nationals and Blocked Persons List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized, located, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Sanctions and Export Control Laws” means any applicable law, regulation, order, or directive which: (a) imposes Sanctions; or (b) applies to the export, reexport, transfer, disclosure or provision of goods, technology, services, or technical assistance, including controls administered pursuant to the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774 and similar export control laws, regulations, orders and directives of other jurisdictions to the extent applicable.
“Scheduled Amortization Payment Date” means, with respect to any Loan, the last day of each Fiscal Quarter, commencing on the last day of the Fiscal Quarter ending June 30, 2026.
“Secured Hedge Agreement” means any Hedge Agreement permitted under Section 5.02(l) that is entered into by and between the Borrower, any other Loan Party or the Parent, on one hand, and any Hedge Provider, on the other hand, which has delivered a Secured Party Designation Notice, so long as, in the case of any such Hedge Agreement with a Hedge Provider that is not a Lender or an Affiliate of a Lender, such Hedge Provider has entered into and remains party to a Hedge Intercreditor Agreement. For the avoidance of doubt, the Shell Hedge Agreement is a Secured Hedge Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VII, and the other Persons the Obligations owing to which are secured by the Collateral under the terms of the Term Loan Collateral Documents.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender, substantially in the form of Exhibit E, (a) describing a “Secured Hedge Agreement” and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount and (b) agreeing to be bound by Section 7.09.
“Services Agreement” is defined in Section 5.02(q).
“Shell Fee Letter” means the fee letter, dated as of the date hereof, among the Administrative Agent, STUSCO and the Borrower.
“Shell Hedge Agreement” means that certain ISDA Master Agreement, dated as of November 11, 2020, by and between the Parent and STRM, as a Hedge Provider, together with the Schedule thereto (as amended by that certain Amendment No. 1 thereto dated as of November 11, 2020 and that certain Second Amendment thereto dated effective as of the Effective Date), the exhibits thereto and the confirmations thereunder, as amended, restated, supplemented or otherwise modified from time to time.
“Shell Western” means Shell Western Supply & Trading Limited or its Affiliate.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay or refinance such debts and liabilities as they mature (taking into account reasonably anticipated prepayments and refinancings) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by the Administrative Agent in its reasonable discretion (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60 month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60 month periods, the longest period of quotes of less than 60 months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in the Administrative Agent’s opinion, in its reasonable discretion, is the most comparable exchange to the NYMEX at such time.
“STRM” means Shell Trading Risk Management, LLC.
“STUSCO” means Shell Trading (US) Company.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case is at the time directly or indirectly owned or controlled by such Person or one or more of such Person’s other Subsidiaries. Unless otherwise specified herein, “Subsidiary” shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantor” means any Subsidiary of the Borrower that is required to guarantee the Obligations pursuant to Section 5.02(k), but in no event shall include the Excluded Subsidiaries.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act if, and to the extent that, all or a portion of any such obligation to pay or perform constitutes an Obligation hereunder or a Guaranteed Obligation under (and as defined in) the Term Loan Security Agreement.
“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt”, the principal amount of all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as Cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Tax Sharing Agreement” means any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement to indemnify any other Person with respect to Taxes that will require any payment by the Borrower or any of its Subsidiaries after the Effective Date; provided, however, for the avoidance of doubt this definition of Tax Sharing Agreement does not include any liability of the Borrower or any of its Subsidiaries for Taxes of another Person resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local law.
“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Collateral Documents” means the Term Loan Security Agreement, the Mortgages, each Account Control Agreement, each of the collateral documents, instruments and agreements delivered hereunder, and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Term Loan Security Agreement” means that certain Term Loan Collateral and Guarantee Agreement, dated as of the date hereof, by the Borrower and each other Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
“Term SOFR” means:
(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, that, in each case, if Term SOFR when determined as set forth above with respect to the Loans is less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for purposes of such determination.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or, if not available, other commercially available source providing such quotations as may be selected by the Administrative Agent (acting at the direction of the Required Lenders) from time to time).
“Termination Notices” means those certain written termination notices, each provided by the Borrower to the Borrower’s then-current offtaker notifying such offtaker that such offtake agreement is terminated.
“Threshold Amount” means the greater of (a) $10,000,000 and (b) two and one half percent (2.5%) of the Total PV-10 as set forth in the most recently delivered Reserve Report.
“Total Debt” means, as of any date of determination, the aggregate amount of Debt of the Borrower and its Subsidiaries outstanding by the Borrower or any of its Subsidiaries; provided that Total Debt shall exclude (a) any Permitted Guaranteed Facilities and (b) any Guaranteed Debt of the Borrower and its Subsidiaries incurred pursuant to Section 5.02(b)(xvii).
“Total Net Debt” means, as of any date of determination, Total Debt, minus all Unrestricted Cash.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Net Debt of the Borrower and its Subsidiaries, on a Consolidated basis, as of such date to (b) EBITDAX of the Borrower and its Subsidiaries for the Rolling Period ending on such date (or in the case of any calculation of the Total Net Leverage Ratio on any date other than the last day of a Rolling Period, for the most recently ended Rolling Period for which financial statements are available).
“Total PV-10” means, as of any date of determination, the net present value, discounted at ten percent (10%) per annum, of the future net Cash flow expected to accrue to the Mortgaged Properties constituting Proved Reserves or Probable Reserves during the remaining expected economic lives of such Oil and Gas Properties. At any time Total PV-10 shall be calculated based on the information in the then most recently prepared Reserve Report; provided that such Reserve Report shall be updated by the Borrower on a pro forma basis for the roll-off of production since the date of the most recently delivered Reserve Report to the effective date.
“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of this Agreement, the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, and the payment of all fees and expenses payable in connection with the foregoing.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Cash” means the aggregate amount of Cash and Cash Equivalents held in accounts of the Loan Parties and their Subsidiaries subject to an Account Control Agreement in favor of the Administrative Agent reflected on the Consolidated balance sheet of the Loan Parties and their Subsidiaries, excluding Cash and Cash Equivalents that are “restricted” on such Consolidated balance sheet in accordance with GAAP but including the aggregate amount of Cash and Cash Equivalents that are restricted solely due to being held in an account subject to an Account Control Agreement in favor of the Administrative Agent.
“Unsecured Notes” means those certain Indentures dated as of April 4, 2019, March 4, 2021, October 26, 2021, March 8, 2024, and September 4, 2024 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time) by and among Parent, as issuer, the Subsidiaries of Parent party thereto, as guarantors, Wilmington Trust National Association, as trustee and the other financial institutions party thereto and any refinancing or replacement in respect of the foregoing, together with the high yield senior unsecured notes offered in connection therewith, including, without limitation, the 2026 Notes and 2027 Notes.
“Use of Proceeds” is as defined in the preliminary statements.
“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Loan Parties and the Administrative Agent.
“Workers Compensation Account” a deposit account exclusively used for workers’ compensation benefits.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.Computation of Time Periods. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.03.Accounting Terms.
(a)Generally. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements delivered to the Administrative Agent prior to the Effective Date, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) Debt of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (b) in no event shall the following constitute Debt: (w) deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), (x) customary obligations under employment agreements and deferred compensation and (y) deferred revenue and deferred tax liabilities.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders in their reasonable discretion); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any provision contained herein or any other Loan Document, any lease (or similar arrangement) that would have been characterized, classified or reclassified as an operating lease in accordance with GAAP prior to the date of the Parent’s adoption of FASB ASC 842 (or any other ASC having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date) shall not constitute an obligation under a capital lease, and any such lease shall be, for all purposes of this Agreement and the other Loan Documents, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Parent’s adoption of FASB ASC 842.

(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Loan Parties and their Subsidiaries or to the determination of any amount for the Loan Parties and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Loan Parties is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
Section 1.04.Other Definitional Provisions and Rules of Construction.
(a)Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
(b)References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any references in this Agreement to “Articles” and/or “Sections” which make reference to any particular piece of legislation or statute, including without limitation, the Bankruptcy Code, ERISA and Internal Revenue Code shall, to the extent that the context implies a reference to any other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, mean the equivalent section in the applicable piece of legislation. Furthermore, where any such reference is meant to apply to such other similar or equivalent legislation where such other similar or equivalent legislation has parallel or like concepts, then such references shall import such parallel or like concepts from such other similar or equivalent legislation, as applicable.
(c)The use in any of the Loan Documents of the word “include” or “including” shall not be construed to be limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.
(d)Unless otherwise expressly provided herein or in the other Loan Documents, references in the Loan Documents to any agreement or contract shall be deemed to be a reference to such agreement or contract as amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms and in compliance with the Loan Documents.
Section 1.05.Divisions.
(a)For all purposes under the Loan Documents, in connection with any Division (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Article II

AMOUNTS AND TERMS OF THE LOANS
Section 2.01.The Loans.
(a)Effective Date Term Loan. Each Effective Date Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance to the Borrower on the Effective Date in an amount in Dollars not to exceed such Lender’s Effective Date Term Loan Commitment at such time. The Effective Date Term Loan amounts repaid or prepaid may not be reborrowed and, immediately upon funding, the Effective Date Term Loan Commitments shall be terminated automatically and without notice. Effective Date Term Loans shall be Term SOFR Loans.
(b)Delayed Draw Term Loan. On the terms and subject to the conditions set forth herein, including without limitation the conditions set forth in Section 3.02, each Delayed Draw Lender severally agrees to make a single Delayed Draw Term Loan to the Borrower prior to the expiration of the Delayed Draw Term Loan Availability Period as set forth herein (the “Delayed Draw Term Loan”) equal to such Delayed Draw Lender’s Delayed Draw Term Loan Commitment Percentage of the applicable Delayed Draw Term Loan requested by Borrower hereunder; provided, that no Lender shall have any obligation to fund Delayed Draw Term Loans in excess of such Lender’s then applicable existing Delayed Draw Term Loan Commitment Amount. The Delayed Draw Term Loan amounts repaid or prepaid may not be reborrowed and, immediately upon funding, the Delayed Draw Term Loan Commitments shall be terminated automatically and without notice. Delayed Draw Term Loans shall be Term SOFR Loans.
Section 2.02.Making the Loans.
(a)The Effective Date Term Loan Borrowing consisting of Effective Date Term Loans advanced by the Lenders on the Effective Date shall be made following the issuance of a Notice of Borrowing, given not later than 12:00 P.M. (New York City time) on the fifth (5th) Business Day prior to the Effective Date, by the Borrower to the Administrative Agent, which shall give to the Lenders prompt notice thereof by electronic communication. Each such Notice of Borrowing shall be confirmed in writing, or by electronic communication, in substantially the form of Exhibit B, specifying therein the requested (i) date of such Effective Date Term Loan Borrowing (which shall be the Effective Date), and (ii) aggregate amount of such Effective Date Term Loan Borrowing. Each Lender shall, before 12:00 P.M. (New York City time) on the date of such Effective Date Term Loan Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, its Pro Rata Share of the amount of such Effective Date Term Loan Borrowing in accordance with its Effective Date Term Loan Commitment. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01, the Borrower hereby directs the Administrative Agent to apply such funds as set forth in the Funds Flow Memorandum.
(b)The Delayed Draw Term Loan advanced by the Lenders shall be made following the issuance of a Notice of Borrowing, given not later than 12:00 P.M. (New York City time) on the fifth (5th) Business Day prior to the satisfaction of all conditions precedent set forth in Section 3.02, by the Borrower to the Administrative Agent, which shall give to the Lenders prompt notice thereof by electronic communication. Each such Notice of Borrowing shall be confirmed in writing, or by electronic communication, in substantially the form of Exhibit B, specifying therein the requested (i) date of such Delayed Draw Term Loan Borrowing, and (ii) aggregate amount of such Delayed Draw Term Loan Borrowing which shall not be less than 100% of the Delayed Draw Term Loan Commitment. Each Lender shall, before 12:00 P.M. (New York City time) on the date of such Delayed Draw Term Loan Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, its Pro Rata Share of the amount of such Delayed Draw Term Loan Borrowing in accordance with its Delayed Draw Term Loan Commitment. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Borrower hereby directs the Administrative Agent to apply such funds as set forth in the Funds Flow Memorandum.

(c)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available (or be deemed to make available) to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Sections 2.02(a) or 2.02(b), as applicable, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. To the extent a Lender is funding Cash at closing, if and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is received by the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Loans comprising such Borrowing and (ii) in the case of such Lender, the Term SOFR Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such Borrowing for all purposes.
(d)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
Section 2.03.Repayment of Loans.
(a)Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders (a) on each Scheduled Amortization Payment Date, an aggregate principal amount equal to the outstanding principal amount of the Loans as of the first Scheduled Amortization Payment Date divided by the number of Scheduled Amortization Payment Dates occurring between (and including) such first Scheduled Amortization Payment Date and the Maturity Date and (b) on the Maturity Date the aggregate principal amount of the Loans then outstanding, together with any accrued but unpaid interest thereon. For the avoidance of doubt, the payments made on each Scheduled Amortization Payment shall result in equal principal installments that will fully amortize the Loans by the Maturity Date.
(b)Other Obligations. The Borrower shall repay to the Administrative Agent for the account of the applicable Lenders or other Secured Parties on the Maturity Date all other Obligations then due and payable.
Section 2.04.Prepayments.
(a)Optional. The Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent, prepay the outstanding aggregate principal amount of the Loans in whole or in part (provided, that such notice shall state the proposed date and aggregate principal amount of such prepayment), and if such notice is given the Borrower shall, prepay the Loans in the amount specified therein, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid. Each such prepayment of the Loans shall be applied, after payment of all accrued and unpaid interest on the principal amount prepaid, ratably to the scheduled principal payments of the Loans.
(b)Mandatory.
(i)[Reserved].
(ii)Loss Proceeds. Within three (3) Business Days following the receipt by any Loan Party of any Net Cash Proceeds of a Casualty Event or an Event of Eminent Domain (excluding any Casualty Event or Event of Eminent Domain resulting in Net Cash Proceeds of less than $2,500,000 for each Casualty Event or Event of Eminent Domain), subject to Section 2.04(b)(vi) below, the Borrower shall prepay an aggregate principal amount of the Loans in an aggregate amount equal to the Net Cash Proceeds thereof. Each such prepayment of the Loans shall be applied ratably to the scheduled principal payments of the Loans.
(iii)Asset Sales. In order to consummate any Asset Sale pursuant to (x) Section 5.02(e)(xi), subject to Section 2.04(b)(vi), the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to the portion of the Net Cash Proceeds from such Asset Sale that, when aggregated with all prior Net Cash Proceeds from Asset Sales of Oil and Gas Properties pursuant to Section 5.02(e)(xi) during any Fiscal Year, exceeds $25,000,000 (excluding, for the avoidance of doubt, any reasonable and customary reimbursements of “sunk” costs expended by the Loan Parties or their Subsidiaries in connection with such properties prior to the effective date of such Asset Sale, to the extent evidence of such costs has been provided to the Administrative Agent) , and (y) Section 5.02(e)(xviii), subject to Section 2.04(b)(vi), the Borrower shall prepay an aggregate principal amount of the Loans in an aggregate amount equal to the Net Cash Proceeds from such Asset Sale. Each such prepayment of the Loans shall be applied ratably to the scheduled principal payments of the Loans.
(iv)Debt Proceeds. Within three (3) Business Days following the issuance of any Debt (other than Debt permitted to be incurred pursuant to Section 5.02(b)), the Borrower shall prepay an aggregate principal amount of the Loans in an aggregate amount equal to the Net Cash Proceeds thereof. Each such prepayment of the Loans shall be applied ratably to the scheduled principal payments of the Loans.
(v)Cure Amounts. In the event that the Cure Right is exercised and the Loans are not fully amortized in accordance with Section 2.05(b)(i), then, substantially simultaneously with (and in any event not later than three (3) Business Days following) the receipt of any Cure Amount, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Cure Amount. Each such prepayment of the Loans shall be applied ratably to the scheduled principal payments of the Loans.
(vi)Reinvestment Rights. Upon the receipt of Net Cash Proceeds in respect of a Casualty Event, Event of Eminent Domain or Asset Sale, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more Subsidiaries, not to apply all or a portion of such Net Cash Proceeds to prepay the Loans in accordance with Section 2.04(b)(ii) or Section 2.04(b)(iii), as applicable, but to invest such Net Cash Proceeds not so applied to prepay the Loans in the maintenance, replacement, repairs or acquisitions of any Oil and Gas Properties or associated property (or, to the extent otherwise permitted hereunder, in the acquisition or development of Oil and Gas Properties) within 180 days of the occurrence of such Casualty Event, Event of Eminent Domain or Asset Sale (provided, that the execution of a binding contract for the investment of such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties during such period shall be deemed to be an investment thereof so long as the amounts owed under such binding contract are funded within 90 days after the date such contract is executed). In the event any amount of such Net Cash Proceeds are not reinvested by Borrower prior to the date that is the end of such 180-day (or 270-day, if applicable) period, the Borrower shall promptly apply such Net Cash Proceeds to prepay the Loans in accordance with Section 2.04(b)(ii) or Section 2.04(b)(iii), as applicable.
(vii)In the event of a GOA Transaction in accordance with Section 5.02(e)(xv), the Borrower acknowledges and agrees that a Repayment Event shall occur prior to or substantially concurrent with the closing of any such GOA Transaction requiring, among other things, the Borrower’s prepay in full in Cash of the Loans and all other Obligations (except for indemnities and other obligations which by the express terms of the relevant Loan Documents survive the repayment of the Loans) and the termination of the Commitments.
(viii)The Borrower shall notify the Administrative Agent in writing of any prepayment required pursuant to this Section 2.04 five (5) Business Days (or in the case of Section 2.04(b)(vii), the time period required by Section 5.03(q)) prior to the date of any required prepayment of the principal amount of Loans to be prepaid in connection therewith. All prepayments under this Section 2.04(b) shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, together with all other Obligations then due and payable.
Section 2.05.Interest.
(a)Interest.
(i)Subject to the provisions of Section 2.05(b), each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate.
(ii)Interest shall be payable in arrears on each Interest Payment Date.
(iii)Each Term SOFR Loan shall be automatically continued as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.
(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest at a rate per annum equal at all times to two percent (2.00%) per annum above the rate per annum required to be paid pursuant to Section 2.05(a) (“Default Interest”) on:
(i)the aggregate outstanding principal amount of each Loan, and
(ii)to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, in each case, payable in Cash upon the earlier of (x) each Interest Payment Date following the occurrence and during the continuance of an Event of Default and (y) demand therefor. Payment or acceptance of the increased rates of interest provided for in this Section 2.05(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender. For the avoidance of doubt, the requirement of the Borrower to pay Default Interest shall not constitute an exercise of remedies by any Agent or Lender.
Section 2.06.Fees. The Borrower shall pay to (a) the Agents the fees set forth in the Agent Fee Letter and (b) STUSCO and/or the Administrative Agent for the benefit of the applicable Lenders referenced therein the fees set forth in the Shell Fee Letter. Once paid, none of such fees shall be refundable under any circumstances (except as expressly agreed between the Borrower and the Agents with respect to the Agent Fee Letter or the Borrower and STUSCO and/or the Administrative Agent with respect to the Shell Fee Letter).
Section 2.07.Increased Costs, Etc. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or of making, funding or maintaining Loans (excluding, for purposes of this Section 2.07, any such increased costs resulting from (x) Indemnified Taxes or Other Taxes (as to which Section 2.09 shall govern) and (y) changes in the basis or rate of taxation of overall net income by the jurisdiction under the laws of which such Lender or the Administrative Agent is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent) or the Administrative Agent, pay to the Administrative Agent for the account of such Lender or for its own account within 30 calendar days after receipt of an invoice from such Lender or the Administrative Agent additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender or the Administrative Agent, shall be conclusive and binding for all purposes, absent manifest or demonstrable error.
(a)If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to make Loans and other commitments of such type (or similar Guaranteed Debts), then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender within 30 calendar days after receipt of an invoice from such Lender from such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender determines in its reasonable discretion such increase in capital to be allocable to the existence of such Lender’s commitment to make Loans. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest or demonstrable error.
Section 2.08.Payments and Computations.
(a)The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.10), not later than 4:00 P.M. (New York City time) on the day when due in Cash in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)Each Loan Party hereby authorizes each Lender and each of its Affiliates, if and to the extent any payment owed to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time, to the fullest extent permitted by law, against any or all of such Loan Party’s accounts with such Lender or such Affiliate any amount so due.
(c)All computations of interest shall be made by the Administrative Agent on the basis of a 360-day year (including the first day of determination, but excluding the last). Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest or demonstrable error.
(d)Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Loans to be made in the next following calendar month, such payment shall be made on the preceding Business Day.
(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Benchmark Rate.
(f)If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Administrative Agent may, if no instructions with respect thereto are received from the Lenders upon request, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lenders’ Pro Rata Share of the aggregate principal amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.
Section 2.09.Taxes.
(a)Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.08 or the applicable provisions of such other Loan Document, if any, free and clear of and without withholding or deduction for any and all Taxes except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)In addition, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law (or, at the option of the Administrative Agent in its sole and absolute discretion, timely reimburse it for the payment of).
(c)The Loan Parties shall jointly and severally indemnify, within 10 days after demand therefor, each Lender and each Agent for and hold them harmless against the full amount of Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under Section 2.09(a)), imposed on or paid or payable by (or required to be withheld or deducted from a payment to) such Lender or such Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest or demonstrable error.
(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent a demonstrable manifest or demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)Within 30 days after the date of any payment of Taxes by any Loan Party pursuant to this Section 2.09, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is satisfactory to the Administrative Agent in its sole and absolute discretion. For purposes of subsections (e) and (f) of this Section 2.09, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(f)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(i)(A), (i)(B) and (i)(D) of this Section) shall not be required if in the Lender’s judgment, in its sole and absolute discretion, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing, in the event that the Borrower is a United States person,
(A)any Lender that is a United States person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Parent within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Parent as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Any Lender claiming any additional amounts payable pursuant to this Section 2.09 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, in its sole and absolute discretion, be otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any change in the jurisdiction of its Lending Office.
(h)If a Lender determines, in such Lender’s sole and absolute discretion, that it has received a refund in respect of any Indemnified Taxes as to which it has been indemnified pursuant to Section 2.09(c), or with respect to which additional amounts have been paid pursuant to Section 2.09(a), such Lender shall pay to the Borrower an amount equal to such refund (but such amount in no event to exceed the amount of any indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.09 with respect to the Indemnified Taxes giving rise to such refund) net of all out-of-pocket expenses (including Taxes) of such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower, upon the request of such Lender, shall agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender subsequently determines that such refund is unavailable under applicable law or is otherwise required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require a Lender to rearrange its tax affairs or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(i)Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.10.Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07), (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
Section 2.11.Use of Proceeds. The proceeds of the Loans shall be used in accordance with the Use of Proceeds.
Section 2.12.Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such

Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and stated interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon request by any Lender to the Borrower (and notice to the Administrative Agent of such request), the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Effective Date Term Loan Note or Delayed Draw Term Loan Note, as applicable, in substantially the form of Exhibits A-1 and A-2, as applicable, payable to such Lender or its registered assigns in a principal amount equal to the Loans of such Lender. All references to the Notes in the Loan Documents mean the Notes, if any, to the extent issued hereunder.
(a)The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s Applicable Percentage thereof.
(b)Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and stated interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest or demonstrable error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
Section 2.13.Duty to Mitigate. In the event that any Lender demands payment of costs or additional amounts pursuant to Sections 2.08 or 2.09, the Borrower may, upon twenty (20) days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Loans and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is satisfactory to the Administrative Agent in its sole and absolute discretion, (ii) such Lender receives payment in full in Cash of the outstanding principal amount of all Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.08, 2.09 and 8.04), (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 8.07 and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter.
Section 2.14.Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(d) and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting at the direction of the Required Lenders in their reasonable discretion) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Certain Defined Terms. As used in this Article II:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent (acting at the direction of the Required Lenders), in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-

representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.14(e) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.14(e).
“Floor” means 0.00% per annum.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
Section 2.15.Payments and Deductions to a Defaulting Lender.
(a)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(e) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.
(b)If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its Credit Exposure which results in its Credit Exposure being less than its Applicable Percentage of the aggregate Credit Exposures, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate Credit Exposures. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Loan(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Loan(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 2.15(b), all principal will be paid ratably as provided in Section 6.02.
(c)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)Fees shall cease to accrue on the unfunded portion of the Term Loan Commitment of such Defaulting Lender pursuant to Section 2.06.
(ii)The Term Loan Commitment and the outstanding principal balance of the Loans of such Defaulting Lender shall not be included in determining whether all Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01 and Section 8.03), provided that (except as expressly set forth in Section 8.01 and Section 8.03 and in the next proviso) any waiver, amendment or modification requiring the consent of each affected Lender and which affects such Defaulting Lender, shall require the consent of such Defaulting Lender.

(iii)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Event of Default is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made at a time when the conditions set forth in Section 3.01 or Section 3.02, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded are held by the Lenders pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the Lender will, to the extent applicable, purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
Article III

CONDITIONS TO EFFECTIVENESS OF LENDING
Section 3.01.Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the Administrative Agent determines in its reasonable discretion that the following conditions precedent have been satisfied (and the obligation of any Lender to fund a Loan hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date:

(a)The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified) and in form and substance reasonably satisfactory to the Administrative Agent in its reasonable discretion:
(i)This Agreement and the Fee Letters, duly executed and delivered by the parties hereto.
(ii)The Notes (to the extent requested by an Effective Date Lender), duly executed and delivered by the Borrower and payable to each of the applicable Effective Date Lenders or its registered assigns.
(iii)The Term Loan Security Agreement, duly executed by the Borrower and the other Loan Parties, together with:
(A)confirmation satisfactory to the Administrative Agent in its sole and absolute discretion that (1) certificates representing the Initial Pledged Equity referred to in the Term Loan Security Agreement (which such Initial Pledged Equity shall constitute “securities” governed by Article 8 of the UCC), in each case accompanied by undated membership interest powers or partnership interest powers, as applicable, executed in blank, and (2) instruments evidencing the Initial Pledged Debt referred to in the Term Loan Security Agreement, indorsed in blank, in each case, have been delivered to the Collateral Agent;
(B)appropriately completed financing statements in form appropriate for filing under the UCC in the appropriate jurisdiction and each other jurisdiction the Collateral Agent may request, covering the Collateral described in the Term Loan Security Agreement (and the Loan Parties and their Subsidiaries hereby ratify the authorizations they provided to the Collateral Agent to file any such financing statements prior to the Effective Date);
(C)completed requests for information, UCC search results and other similar search reports, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions where such Persons are incorporated or in which the Collateral is located that name the Borrower or any other Loan Party, as debtor, together with copies of such other financing statements;
(D)for the Borrower and each other Loan Party (1) a schedule setting forth each deposit and/or securities accounts or commodity accounts of each such Person and setting forth the financial institution with which such account is maintained, the account number and the account balance (as of the Effective Date) for each such account and (2) a certificate from the Responsible Officer of the Borrower certifying as to the accuracy of the information set forth in such schedule, and (3) received Account Control Agreements with respect to all deposit accounts, security accounts and commodity accounts (other than any Excluded Accounts) duly executed by the applicable Loan Party and the institution at which the applicable account is maintained; and
(E)evidence that all other actions that the Administrative Agent and the Collateral Agent may deem necessary in their sole and absolute discretion in order to perfect and protect the first priority Liens in all Collateral (except that Permitted Liens may exist) created under the Term Loan Security Agreement has been taken.

(iv)Mortgages, duly executed by the Borrower and/or such other Loan Party, as applicable, and such other Term Loan Collateral Documents as reasonably requested by the Collateral Agent such that the Collateral Agent is satisfied in its reasonable discretion that such Mortgages and Term Loan Collateral Document will (upon filing or recording in the appropriate jurisdictions) create and perfect the first priority Lien in all of the Mortgaged Property (subject to Permitted Liens);
(v)the Administrative Agent shall have received title reports, title opinions or other evidence of title as requested and in form and substance reasonably satisfactory to the Administrative Agent setting forth the status of title to the Oil and Gas Properties evaluated in the Initial Reserve Report;
(vi)[reserved];
(vii)(x) the GOM Offtake Agreement, (y) the Ghana Offtake Agreement and (z) the Shell Hedge Agreement, in each case, duly executed by the parties thereto;
(viii)the Development Plan;
(ix)any Phase I environmental assessment that is in the Borrower’s possession relating to the Gulf of America Assets;
(x)certified copies of the resolutions of the governing body of the Borrower and authorizations of the sole member or general partner, as applicable, of each other Loan Party, approving the Loan Documents to which it is or is to be a party and the transactions contemplated thereby, and of all documents evidencing other necessary organizational action and governmental and other third party approvals and consents, if any, with respect to the Loan Documents to which it is or is to be a party and the transactions contemplated thereby;
(xi)(A) a copy of a certificate of the relevant Governmental Authority of the jurisdiction of organization of each Loan Party, dated reasonably near the Effective Date certifying as to a true and correct copy of the certificate of formation or other constituent documentation, as the case may be, of such Loan Party, and each amendment thereto on file in such Governmental Authority’s office and (B) a copy of a certificate of the relevant Governmental Authority of the jurisdiction of organization of each Loan Party, dated reasonably near the Effective Date and from each other jurisdiction where such Loan Party owns Oil and Gas Properties or is otherwise required to be registered to do business, a certificate of good standing or existence (in long form, where available) with respect to each Loan Party;
(xii)a certificate of each Loan Party signed on behalf of such Person by a Responsible Officer, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the certificate of formation or other constituent documentation, as the case may be, of such Person since the date of the relevant Governmental Authority’s certificate referred to in Section 3.01(a)(viii), (B) a true and correct copy of the bylaws, limited liability company agreement or other governing agreement, as the case may be, of such Person as in effect on the date on which the resolutions referred to in Section 3.01(a)(xiii) were adopted and on the Effective Date (which such agreement shall include customary provisions opting into Article 8 of the UCC), (C) the due formation and good standing or valid existence of such Person as a corporation, limited liability company or limited partnership, as the case may be, organized under the laws of the jurisdiction of its formation, and the absence of any proceeding for the dissolution or liquidation of such Person, (D) the name and true signature of each Responsible Officer of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder, and (E) certifying as to the matters set forth in Section 3.01(k) and (l);
(xiii)a certificate in substantially the form of Exhibit D, attesting to the Solvency of the Loan Parties and their Subsidiaries, each on a Consolidated basis after giving effect to the Loan Documents and the transactions contemplated thereby, from the Borrower’s chief financial officer (or, if any such Person does not have a chief financial officer, from an officer of such Person who performs the duties customarily performed by a chief financial officer);
(xiv)subject to Section 5.01(t), copies of all certificates representing the policies, endorsements and other documents required under Section 5.01(d) to be in effect as of the Effective Date;
(xv)an opinion of one or more counsel (including local counsel and counsel qualified to give legal opinions with respect to BOEM and BSEE matters) for the Loan Parties, in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion (including, without limitation, with respect to the enforceability of this Agreement, non-contravention with other Debt and validity and enforceability of the creation and perfection of Liens in the Collateral); and
(xvi)copies of the Termination Notices.
(b)Before giving effect to the Transactions, there shall have occurred no Material Adverse Effect since March 31, 2025.
(c)There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened in writing before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or materially impair or interfere with the business operations of any Loan Party or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.
(d)Except for any Governmental Authorizations required in connection with the Lenders’ exercise of remedies under the Loan Documents, (i) all Governmental Authorizations and (ii) all third party consents and approvals relating to any material portion of the Collateral, any material part of the Loan Parties and their Subsidiaries business and all Material Contracts, in each case, necessary in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained and shall remain in effect.
(e)The Borrower shall have paid (or shall be contemporaneously paying from the proceeds of the Loans) all accrued fees of the Agents and the Lenders, and all accrued expenses of the Agents (including all documented accrued fees and expenses of counsel to the Administrative Agent) and other compensation contemplated in connection with this Agreement and the Fee Letters, payable to the Administrative Agent and the Lenders in respect of the transactions contemplated by this Agreement.
(f)The Administrative Agent shall have received the Initial Reserve Report accompanied by a certificate covering the matters described in Section 5.01(n)(v) (which certificate shall also certify that, except as disclosed by the Borrower to the Administrative Agent in such certificate no Oil and Gas Properties set forth in such Initial Reserve Report have been disposed of as of date thereof);
(g)The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Required Lenders in their reasonable discretion, from the Borrower setting forth (i) the committed but undelivered volumes of crude oil under Kosmos Ghana’s then-current offtake agreement and (ii) a good faith estimate as to when such committed but undelivered volumes will be delivered under such agreement.
(h)The Administrative Agent shall have received the Consolidated balance sheet and statement of income of the Borrower and its Subsidiaries, in each case, as of and for the six-month period ended June 30, 2025;
(i)The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to Loan Parties shall have received such Beneficial Ownership Certification (provided, that upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied);
(j)Each of the Effective Date Lenders shall have received approval of their respective credit committees to enter into this Agreement and provide Loans and Commitments hereunder.
(k)the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth in this clause (a) shall be disregarded; and
(l)no Default or Event of Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom.
(m)The Borrower shall have paid (i) all fees required to be paid to the Effective Date Lenders pursuant to the Fee Letters and (ii) all reasonable and documented out-of-pocket fees, costs and expenses then earned, due and payable pursuant to Section 2.06 to the extent invoiced at least one Business Day prior to the date upon which the Effective Date Term Loans are to be made (which amounts may be funded with the proceeds of the Effective Date Term Loans).
Section 3.02.Additional Conditions Precedent to Funding Delayed Draw Term Loan. After the Effective Date, the obligation of each Lender to make a Delayed Draw Term Loan is subject to the satisfaction of the following additional conditions:
(a)The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02, including a certification as to Section 3.02(b) and (c).

(b)the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth in this clause (b) shall be disregarded;
(c)no Default or Event of Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom;
(d)The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Required Lenders in their reasonable discretion, from the Borrower setting forth (i) the committed but undelivered volumes of crude oil under Kosmos Ghana’s then-current offtake agreement and (ii) a good faith estimate as to when such committed but undelivered volumes will be delivered under such agreement; and
(e)The Borrower shall have paid (i) all fees required to be paid to the Delayed Draw Lenders pursuant to the Fee Letters and (ii) all reasonable and documented out-of-pocket fees, costs and expenses then earned, due and payable pursuant to Section 2.06 to the extent invoiced at least one Business Day prior to the date upon which the Delayed Draw Term Loans are to be made (which amounts may be funded with the proceeds of the Delayed Draw Term Loans).
Article IV

REPRESENTATIONS AND WARRANTIES
Section 4.01.Representations and Warranties. Each Loan Party represents and warrants as follows:
(a)Organization. It (i) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a corporation, limited liability company or limited partnership, as applicable, in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
(b)Entity Names and Principal Places of Business. Set forth on Schedule 4.01(b) is a complete and accurate list of all Loan Parties showing the exact legal name of each such Person, the jurisdiction of its formation, the address of its principal place of business, its U.S. taxpayer identification number and its status as a Loan Party. The copy of the charter, certificate of formation or certificate of limited partnership, as applicable, of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(xi) is a true, correct and complete copy of each such document, each of which is valid and in full force and effect.
(c)Capital Structure. Set forth on Schedule 4.01(c) is a complete and accurate list of all Subsidiaries of the Loan Parties, showing as of the date hereof (as to each such Subsidiary), the number of shares, membership interests or limited partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares, membership interests or limited partnership interests (as applicable) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Subsidiary of the Loan Parties has been validly issued, are certificated, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Term Loan Collateral Documents.
(d)Authorization; Non-Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated thereby, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s bylaws, limited liability company agreement, limited partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to or binding on it, except where such violation would not reasonably be expected to result in an Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract in any material respect or (iv) except for the Liens created under the Term Loan Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of any Loan Party.
(e)Licenses, Consents and Approvals. No Governmental Authorization, and no notice to, filing with, or consent or approval of any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated thereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Term Loan Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Term Loan Collateral Documents (including the first priority nature thereof (except that Permitted Liens may exist)) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Term Loan Collateral Documents, except, in each case, for those Governmental Authorizations, notices and filings that (A) are necessary to perfect the Liens on the Collateral granted by the Loan Parties consisting of UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable have been duly obtained, taken, given or made, (B) are in full force and effect (C) are free from conditions or requirements that have not been met or complied with and (D) those Governmental Authorizations, notices and filings or other actions the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)Binding Agreement. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(g)Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of the Borrower’s Subsidiaries, including any Environmental Action or investigation or action relating to the Anti-Corruption Laws or Sanctions and Export Control Laws, pending or threatened in writing before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.
(h)Financial Statements.
(i)The Consolidated financial statements which have most recently been furnished to the Administrative Agent pursuant Section 3.01(h) or Section 5.03, fairly present in all material respects, subject, in the case of any interim balance sheet and related statements of income for the relevant three months then ended, to year-end adjustments, the financial position of the Parent and its Subsidiaries or the Loan Parties and their Subsidiaries, as the case may be, as at the dates of such financial statements and the results of operations of the Parent and its Subsidiaries or the Loan Parties and their Subsidiaries, as the case may be, for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (except for changes in accounting principles and estimates required by GAAP).
(ii)Since March 31, 2025, there has been no development, circumstance or event that has had or could reasonably be expected to have a Material Adverse Effect.
(iii)The Development Plan, each other Development Plan delivered pursuant to Section 5.03(d) and any amendments, updates or supplements to a Development Plan were each prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts.
(iv)No Loan Party nor any Subsidiary thereof has on the date hereof any Debt (including Disqualified Equity Interests) or any contingent liabilities, off balance sheet liabilities or partnerships, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the financial statements described in Section 4.01(h)(i), or in the most recent financial statements delivered pursuant to Section 5.03(b).
(i)Full Disclosure. No written information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained, when taken as a whole, and as of the date such information, exhibit or report (as applicable) was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made; provided, however, that, except as set forth herein, no representation or warranty is made with respect to any projections or other forward looking statements provided by or on behalf of any Loan Party or any of their Affiliates.
(j)Margin Stock. No Loan Party is engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing, buying or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock, to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose which violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
(k)Investment Company Act. No Loan Party is an “investment company”, as defined in or subject to regulations under the Investment Company Act of 1940, as amended.

(l)Security Interest; Enforceable Obligations. All filings and other actions necessary to perfect and protect the security interest in the Collateral (to the extent perfection can be achieved by the filing of a financing statement in the state of formation of each Loan Party, the execution of the BofA DACA, the delivery of any certificate evidencing Equity Interests (and related stock powers) and/or the recordation of the Mortgages) created under the Term Loan Collateral Documents have been duly made or taken and are in full force and effect, and the Term Loan Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid, enforceable and, together with such filings and other actions, perfected first priority Liens in all Term Loan Priority Collateral (except that Permitted Liens may exist), securing the payment of the Term Loan Obligations. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
(m)Solvency. After giving effect to any transactions to occur under the Loan Documents on such date, the Loan Parties and their Subsidiaries are on a Consolidated basis, Solvent.
(n)ERISA Matters.
(i)No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
(ii)Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.
(iii)There exists no Insolvency with respect to any Plan, except as would not be reasonably expected to have a Material Adverse Effect.
(iv)No Loan Party nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and, if each Loan Party and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.
(v)Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect; all contributions required to be made with respect to a Non-U.S. Plan have been timely made; no Loan Party nor any of their respective Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Loan Party’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that would reasonably be expected to have a Material Adverse Effect.
(vi)No Loan Party is using or will use “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise)

of one or more Benefit Plans with respect to the Loan Parties entrance into, participation in, administration of and performance of the Loans.
(o)Environmental Matters.
(i)The Loan Parties and each of their Subsidiaries and each of the foregoing’s operations and properties comply with all Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except for any such noncompliance, obligation or cost that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and, to the knowledge of each Loan Party, no conditions or circumstances exist that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, operation or transferability, or subject to any material Lien, under any Environmental Law.
(ii)(A) None of the properties currently or formerly owned, leased or operated at by the Loan Parties or any of their Subsidiaries is currently listed or proposed for listing on the NPL or on the Superfund Enterprise Management System or any analogous state or local list; (B) to the knowledge of each Loan Party, no properties of third parties to which the Loan Parties or any of their Subsidiaries has transported or disposed, or arranged to transport or dispose, Hazardous Materials is currently listed or proposed for listing on the NPL or on the Superfund Enterprise Management System or any analogous state or local list; and (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries that requires abatement under any applicable Environmental Law.
(iii) No Hazardous Materials have been Released on any property currently or formerly owned, leased or operated by the Loan Parties or any of their Subsidiaries in a manner that could reasonably be expected to require any Remedial Action by Loan Parties or any of their Subsidiaries under any Environmental Law; no Loan Party nor any of its Subsidiaries is undertaking or financing, required to undertake or finance, or has completed, either individually or together with other potentially responsible parties, any Remedial Action relating to any Release or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to any contractual agreement, the order of any Governmental Authority or the requirements of any Environmental Law; no Loan Party nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation to conduct Remedial Action at any properties offsite the properties owned, leased or operated by such Loan Party or its Subsidiaries where such Loan Party or any of its Subsidiaries transported or disposed, or arranged for the transport or disposal, of Hazardous Materials and, to the knowledge of such Loan Party, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice by such Loan Party or any of its Subsidiaries; and all Hazardous Material Activity with respect to any property currently or formerly owned, leased or operated by the Loan Parties or any of their Subsidiaries has been conducted in a manner not reasonably expected to result in the performance of Remedial Action by the Loan Parties or any of their Subsidiaries; except, in each case of (A), (B), (C) and (D) above, where any such Remedial Action could not reasonably be expected to have a Material Adverse Effect.
(iv)To the knowledge of the Loan Parties, there has been no exposure of any Person or property to Hazardous Materials as a result of or in connection with the operations of the Loan Parties or any of their Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(v)No Loan Party nor any of its Subsidiaries has assumed or retained by contract or operation of Governmental Requirement any material liabilities under any Environmental Law or Environmental Permit or regarding any Hazardous Materials (including any Release or threatened Release) or any Hazardous Material Activity.
(vi)The Loan Parties and their Subsidiaries have provided to the Lenders complete and correct copies of all material and written environmental and safety-related assessment, inspection, or compliance reports, investigations, studies and analyses on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws or Environmental Permits, it being understood that all such reports that relate to any alleged non-compliance with or liability under Environmental Laws or Environmental Permits shall be deemed to be material) that are in the Loan Parties’ or its Subsidiaries’ possession within the last twelve (12) months and relating to their respective Properties or operations thereon.
(vii)The Loan Parties and each of their Subsidiaries has obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and no Loan Party nor any of its Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.
(p)Tax Matters.
(i)No Loan Party nor any of its Subsidiaries is party to any Tax Sharing Agreement (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes that provide for Tax indemnity obligations).
(ii)The Loan Parties and each of their Subsidiaries have filed all U.S. federal income and other material Tax returns and reports required to be filed and have paid all material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable except Taxes that are being contested in good faith by appropriate proceedings diligently conducted.
(iii)No issues have been raised in writing by the Internal Revenue Service in respect of federal income Tax returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(iv)No issues have been raised by any state, local or foreign taxing authorities, in respect of the Tax returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise, that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(q)Compliance with Laws and Agreements; No Default or Event of Default.
(i)No Loan Party nor any of its Subsidiaries is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award (including any Environmental Laws with respect to any Oil and Gas Property or governing its business and the requirements of any Environmental Permits with respect to any such Oil and Gas Property or the operations of such Borrower or Subsidiary) or in breach of any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect.
(ii)No Default or Event of Default has occurred and is continuing.
(r)Compliance with Governmental Requirements applicable to Decommissioning Activities.
(i)Except as otherwise set forth on Part I of Schedule 4.01(r), the Loan Parties and each of their Subsidiaries are in current compliance in all material respects with all applicable Decommissioning Activities for which any of them have any obligation to perform, whether now or in the future. Without limiting the foregoing, except as set forth on Part IA of Schedule 4.01(r), all permanently abandoned and inactive wells or dry holes arising out of the operations of any Loan Party or any of its Subsidiaries have been plugged and abandoned, are planned to be plugged and abandoned (with a listing of those wells and holes slated for plugging and abandonment and the associated schedule for such activities shown on Part IB of Schedule 4.01(r)), or are being maintained in a manner that exempts such wells and holes from any scheduled plugging and abandonment (with a listing of those wells and holes exempted from plugging and abandonment and the associated schedule of when such exemption expires shown on Part IC of Schedule 4.01(r)), in each case in a manner as required under applicable Governmental Requirements.
(ii)Except as otherwise set forth on Part II of Schedule 4.01(r), the Loan Parties and each of their Subsidiaries are in current compliance in all material respects with all requirements imposed under Governmental Requirements or by Governmental Authorities with respect to obtaining and maintaining performance bonds, letters of credit, and guarantees (individually or collectively, “Financial Assurance”) with respect to applicable Decommissioning Activities for which any of them have any obligation to perform, whether now or in the future.
(iii)Except as otherwise set forth on Part III of Schedule 4.01(r), to the knowledge of the Loan Parties, no Loan Party nor any of its Subsidiaries has any material deficiencies in the monetary value of Financial Assurances required under Governmental Requirements to be obtained and maintained with respect to all applicable Decommissioning Activities for which any of them have any obligation to perform, whether now or in the future.
(s)Material Contracts; Hedge Agreements.
(i)Each Material Contract (A) has been duly authorized, executed and delivered by each Loan Party party thereto, (B) has not been amended or otherwise modified from the form previously delivered to the Administrative Agent except to the extent permitted under the terms of the Loan Documents and (C) is in full force and effect and is binding upon and enforceable against each Loan Party party thereto in accordance with its terms, and to the knowledge of the Loan Parties, there exists no default under any Material Contract by any party thereto.
(ii)No Loan Party nor any Subsidiary of a Loan Party is party to any Hedge Agreement other than Hedge Agreements disclosed on Schedule 4.01(s).
(iii)All Material Contracts, including all amendments thereto, to which any Loan Party is a party are set forth on Schedule 4.01(s).

(t)Insurance Matters.
(i)The properties of the Loan Parties and each of their Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage as is customarily carried by companies engaged in similar businesses of the same size and character as its business and owning and operating similar properties in locations in which it operates; provided, that (1) such coverage is at prevailing market rates and (2) is within the minimum and maximum amounts as are usual and customary for such Persons.
(ii)Each of the Loan Parties and each of their Subsidiaries has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect, in accordance with applicable law and satisfactory to the Collateral Agent in its reasonable discretion; provided, however, that this clause shall not apply to (A) any Oil and Gas Properties, or (B) any structures or contents located on leased real property.
(iii)Part I of Schedule 4.01(t) sets forth a description of all insurance maintained by or on behalf of the Loan Parties on the Effective Date and the coverage amounts in respect thereof.
(iv)As of the Effective Date, no Casualty Event has occurred and is continuing, except where such Casualty Event would not reasonably be expected to have a Material Adverse Effect.
(v)Part II of Schedule 4.01(t) contains an accurate and complete list of all performance bonds related to operations on or pertaining to the Oil and Gas Properties owned or held by the Loan Parties and their Subsidiaries as of the Effective Date. Such bonds (i) are sufficient for compliance in all material respects with all applicable law and all insurance agreements to which any Loan Party or any of its Subsidiaries is a party, (ii) are valid, outstanding and enforceable policies, and (iii) provide adequate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are required by Governmental Authorities and/or usually insured or bonded against in the same general area by companies engaged in the same or a similar business.
(u)Intellectual Property. All material Registered Intellectual Property owned by the Loan Parties or any of their Subsidiaries is set forth on Schedule 4.01(u). The Loan Parties and their Subsidiaries own or have rights or licenses to all Intellectual Property sufficient to conduct the business and operations as currently conducted or proposed to be conducted (as of the Effective Date), except as otherwise could not reasonably be expected to result in a Material Adverse Effect. All material Registered Intellectual Property owned by the Loan Parties or any of their Subsidiaries is, to the knowledge of each such Person, valid and enforceable. There is no objection to or pending challenge to the validity or enforceability of any such owned material Registered Intellectual Property (other than with respect to pending applications in the ordinary course of prosecution before the United States Patent and Trademark Office or other applicable governmental authority) or, to the knowledge of any such Person, any licensed material Registered Intellectual Property, in each case, except as could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, none of the Loan Parties or any of their Subsidiaries is aware of any grounds for any such challenge to such owned or licensed Registered Intellectual Property the absence of which could reasonably be expected to result in a Material Adverse Effect, except as set forth in Schedule 4.01(u). Each item of material Intellectual Property owned by the Loan Parties or any of their Subsidiaries is described on Schedule 4.01(u) and consists of material or property developed by or on behalf of such Person or was lawfully acquired by such Person from the proper and lawful owner thereof, except as otherwise could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of their Subsidiaries has taken commercially reasonable steps to maintain all owned Intellectual Property as to preserve the value thereof from the date of creation or acquisition thereof except as otherwise could not reasonably be expected to result in a Material Adverse Effect. With respect to all software material to the business of the Loan Parties and their Subsidiaries in the operation of any such Person’s business, as currently conducted, such Person owns, or possesses valid licenses or other rights to use all such software in all material respects.
(v)No Labor Disputes. Neither the Loan Parties nor any of their Subsidiaries is involved in any labor dispute; there are no strikes, walkouts or union organization of such Person’s employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement, in each case, that would reasonably be expected to have a Material Adverse Effect.
(w)Affiliate Transactions. Except as set forth on Schedule 4.01(w), there are no existing or proposed agreements, arrangements, understandings or transactions between any of the Loan Parties or any of its Subsidiaries and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates (other than the Guarantors) of such Person other than as permitted under Section 5.02(q).
(x)No Burdensome Restrictions. No Loan Party nor any of its Subsidiaries is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 5.02(p).
(y)Anti-Terrorism; Anti-Corruption Laws and Sanctions.
(i)No Loan Party, their Subsidiaries, or their respective directors, officers, employees or, to the knowledge of the Loan Party, its or their agents is in violation of any Anti-Terrorism Laws in any material respect.
(ii)Each Loan Party and their Subsidiaries has implemented and maintains in effect policies and procedures in light of the Loan Parties’ international operations (if any) designed to ensure compliance by such Loan Party, its Subsidiaries, and their respective directors, officers, employees and agents with the Anti-Corruption Laws and Sanctions and Export Control Laws, and such Loan Party, its Subsidiaries, and their respective officers, directors, employees, and to the knowledge of such Loan Party, its or their agents, are in compliance and will remain in compliance with the Anti-Corruption Laws and Sanctions and Export Control Laws.
(iii)No Loan Party, their Subsidiaries, or their respective directors, officers, employees or, to the knowledge of the Loan Party, its or their agents have made, given, offered, authorized, or promised to make, give, offer or authorize the payment of any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value, directly or indirectly, to: (a) any Government Official; (b) any person acting for or on behalf of any Government Official; or (c) any other person for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage, nor will they do so before a Repayment Event occurs.
(iv)No Loan Party, their Subsidiaries, or their respective directors, officers, employees or, to the knowledge of the Loan Party, its or their agents have directly or indirectly within the last five years taken any action, that would violate any applicable Sanctions and Export Control Laws, nor will they do so before a Repayment Event occurs.
(v)None of (a) any Loan Party, any Subsidiary or (b) to the Loan Parties’ knowledge, any of their respective directors, officers or employees, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the Loans established hereby, is a Sanctioned Person.
(vi)No Borrowing, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate the Anti-Corruption Laws or Sanctions and Export Control Laws.
(z)Properties; Titles, Etc.
(i)The Loan Parties and each of their Subsidiaries has good and defensible title to the Hydrocarbon Interests in the Oil and Gas Properties evaluated in the most recently delivered or prepared Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and good title to all its material personal Properties, in each case, free and clear of all Liens (except Permitted Liens). After giving full effect to such Permitted Liens, each Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered or prepared Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered or prepared Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property.
(ii)All material leases and agreements with respect to the Oil and Gas Properties owned or held by the Loan Parties and their Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a material default under any such lease or leases.
(iii)The rights and Properties presently owned, leased or licensed by the Loan Parties and their Subsidiaries including, without limitation, all easements and rights of way, include all material rights and Properties necessary to permit the Loan Parties and their Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.
(iv)Substantially all of the tangible Properties of the Loan Parties and their Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with Prudent Industry Practice in all material respects.
(aa)Maintenance of Properties. Except for such acts or failures to act as could not reasonably be expected to result in a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) which are operated by the Loan Parties and their Subsidiaries have been maintained, operated and developed by the Loan Parties or their Subsidiaries in a good and workmanlike manner and in conformity with all applicable Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties and their Subsidiaries in all material respects, in each case to which the Loan Parties or their Subsidiaries are a party. Except for such acts or failures to act as could not reasonably be expected to result in a Material Adverse Effect, all pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment operated in whole or in part by a Loan Party or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a condition reasonably adequate to conduct normal operations, and with respect to such of the foregoing which are operated by a Loan Party or any of its Subsidiaries, in a manner consistent with Prudent Industry Practice.
(ab)Gas Imbalances, Prepayments. Except as set forth on the most recent certificate delivered pursuant to Section 5.01(m), there are no gas imbalances, take or pay or other prepayments (or any volumetric production payments) which would require a Loan Party or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding five percent (5%) of the Oil and Gas Properties that are designated Proved Developed Producing Reserves in the most recently delivered Reserve Report.
(ac)Marketing of Production. There are no agreements for the marketing of production that exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ or their Subsidiaries’ crude oil Hydrocarbons (including without limitation calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date thereof.
Article V

COVENANTS
Section 5.01.Affirmative Covenants. Until the Repayment Event has occurred, the applicable parties referred to below shall comply with each of the following covenants:
(a)Compliance with Laws, Etc. The Loan Parties shall comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders binding on such Loan Party or such Subsidiary, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where such the failure to comply would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will comply with all applicable provisions of the Anti-Corruption Laws and Sanctions and Export Control Laws, and will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions and Export Control Laws, in light of the Loan Parties’ international operations (if any).
(b)Payment of Obligations, Etc. The Loan Parties shall pay and discharge, and cause each of their Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, in each case, before the same shall become delinquent; provided, however, that no Loan Party nor any of their Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim (A) the non-payment or non-discharge of which could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect or (B) that is being contested in good faith and by proper proceedings to the extent that adequate reserves or accruals are being maintained in accordance with GAAP.
(c)Environmental Matters.
(i)Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall comply, and cause each of its Subsidiaries and, if applicable, take commercially reasonable efforts to cause, all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties that are the legal responsibility of the Borrower or such Subsidiary; and conduct, and cause each of its Subsidiaries to conduct, any Remedial Action or other action in response to any Release or threatened Release of any Hazardous Materials from or at any of its properties or otherwise relating to its operations, to the extent required by Environmental Laws; provided, however, that neither such Person nor any of its Subsidiaries shall be required to undertake any such Remedial Action or other action to the extent that there is no imminent and substantial endangerment to any Person or the environment as a result of such Release or threatened Release and its obligation to do so is being contested in good faith and by proper proceedings provided appropriate reserves or accruals are being maintained with respect to such conditions or circumstances in accordance with GAAP.
(ii)Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall establish and maintain, and cause each of its Subsidiaries and, if applicable, take commercially reasonable efforts to cause, all lessees and other Persons operating or occupying its properties to establish and maintain, a system to assure and monitor continued compliance in all material respects of such Persons’ operations and businesses with all Environmental Laws and Environmental Permits, which system shall include periodic reviews of such compliance.
(iii)In the event that either Borrower or any Subsidiary (A) obtains, gives or receives written notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at any such Person’s or any of its Subsidiaries’ Property or any of its customer’s Property caused by any such Person or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect (any such event being hereinafter referred to as a “Hazardous Discharge”) or (B) receives any written notice of an Environmental Action with regard to Remedial Action of environmental conditions at any such Person’s or any of its Subsidiaries’ Property, or written notice of an Environmental Action with regard to any Hazardous Discharge or violation of Environmental Laws or Environmental Permits affecting any such Person’s or any of its Subsidiaries’ Property or any Person’s interest therein, that with respect to any of the foregoing could reasonably be expected to result in a Material Adverse Effect (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Governmental Authority responsible in whole or in part for environmental matters in the state in which the such Property is located, the United States Environmental Protection Agency, the federal Bureau of Ocean Energy Management or the federal Bureau of Safety and Environmental Enforcement (any such Person, hereinafter, the “Authority”), or any other Person, then the Borrower shall, as soon as practicable after any Responsible Officer becomes aware of such notification (and, in any event, within five (5) Business Days), give written notice of the same to the Administrative Agent, detailing facts and circumstances (to the extent that such is non-privileged) of which any such Person or any of its Subsidiaries is aware of giving rise to the Hazardous Discharge or Environmental Complaint. Such notice is not intended to create, nor shall it create, any obligation upon the Administrative Agent or any Lender with respect thereto.

(iv)The Loan Parties and their Subsidiaries shall promptly forward to the Administrative Agent copies of any written notice of an Environmental Action from any Governmental Authority relating to potential responsibility with respect to the Remedial Action with respect to Hazardous Materials at any property offsite the property owned, leased, or operated by any such Person or any of its Subsidiaries where such Person or any of its Subsidiaries transported or disposed, or arranged for the transport or disposal, of Hazardous Materials that could reasonably be expected to have a Material Adverse Effect and shall continue to forward to the Administrative Agent copies of written non-privileged documents requested in writing by the Administrative Agent in its sole and absolute discretion until such matter is settled, with no further liability under Environmental Law pending against such Person or any of its Subsidiaries. The Borrower shall promptly forward to the Administrative Agent and the Lenders copies of all written documents and reports concerning a Hazardous Discharge that is reasonably expected to have a Material Adverse Effect at any such Person’s or any of its Subsidiaries’ Property, or any such third party’s properties offsite the properties owned, leased or operated by the Borrower or any of their Subsidiaries where the Borrower or any of their Subsidiaries have transported or disposed, or arranged for the transport or disposal, of Hazardous Materials.
(v)The Loan Parties and their Subsidiaries shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all Remedial Actions to the extent required by Environmental Law, Environmental Permit or the Authority; provided, that, none of them shall be required to undertake any such Remedial Action to the extent that there is no imminent and substantial endangerment to any Person or the environment as a result of such Hazardous Discharge or Environmental Complaint or their obligation to do so is being contested in good faith and by proper proceedings. If any of them shall fail to respond promptly to any such Hazardous Discharge or as required by Environmental Law, Environmental Permit or the Authority, which such failure would reasonably be expected to have a Material Adverse Effect, the Administrative Agent on behalf of the Lenders may, but without the obligation to do so, for the sole purpose of protecting the Lenders’ interest in the Collateral, upon written notification to the Borrower, enter onto any such Person’s or any of its Subsidiaries’ Property (or authorize third parties to enter onto any such Person’s or Subsidiaries’ Property) and take such Remedial Actions required by Environmental Law, Environmental Permit or the Authority with respect to any such Hazardous Discharge or Environmental Complaint. All documented out-of-pocket costs and expenses incurred by the Administrative Agent and Lenders (or such third parties) in the exercise of any such rights under this Section 5.01(c), including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, shall be paid by the Borrower within thirty (30) days of written demand by the Administrative Agent, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of the Loan Documents.
(vi)In the event there is a Hazardous Discharge or a failure to comply with Environmental Laws or Environmental Permit at the Borrower’s or any of its Subsidiaries’ Property caused by any Loan Party, which in either case is reasonably expected to have a Material Adverse Effect, comply with all written requests for information made by the Administrative Agent with respect to such Hazardous Discharge or failure to comply with Environmental Laws or Environmental Permits. Such information requested may include, at the Borrower’s expense, an environmental site assessment (including invasive sampling and testing) or environmental compliance audit of any such Person’s or any of its Subsidiaries’ Property caused by any Loan Party, to be prepared by a nationally recognized environmental consulting or engineering firm, to assess such Hazardous Discharge or noncompliance with Environmental Laws or

Environmental Permits; provided, however, that any environmental site assessment, environmental compliance audit or similar report acceptable to the Authority that is charged to oversee any Remedial Action related to such Hazardous Discharge or failure to comply with Environmental Laws or Environmental Permits shall be deemed acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion.
(vii)The Loan Parties and their Subsidiaries shall defend and indemnify the Agents and the Lenders and hold the Agents, the Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, expense, claims, costs, monetary sanctions, fines and penalties, including documented out-of-pocket attorney’s fees, suffered or incurred by the Agents or the Lenders under or on account of any Environmental Action, Hazardous Material, Environmental Law or Environmental Permit, including the assertion of any Lien thereunder, including with respect to any Hazardous Discharge or the presence of any Hazardous Materials affecting any such Person’s or any of its Subsidiaries’ Property whether or not the same originates or emerges from any such Person’s or Subsidiary’s Property’s or as a result of any third party’s conduct or operations at any nearby site or location, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge or presence of Hazardous Materials that is found by a final and non-appealable judgment of a court of competent jurisdiction to have directly and solely been caused by the gross negligence or willful misconduct of such indemnified party under this Section 5.01(c). The Loan Parties’ respective obligations under this Section 5.01(c) exist regardless of whether or not any federal, state or local environmental agency has taken or threatened any action in connection with the presence of any such Hazardous Material or Hazardous Discharge. The Loan Parties’ obligations and the indemnifications hereunder shall survive until a Repayment Event has occurred.
(d)Insurance Matters. The Loan Parties and their Subsidiaries shall maintain or cause to be maintained, with financially sound and reputable insurers and at prevailing market rates, property (first party) insurance and third party liability insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries as may customarily be carried or maintained under Prudent Industry Practice, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be usual and customary for such Person. Without limiting the generality of the foregoing, the Loan Parties and their Subsidiaries will maintain or cause to be maintained replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Subject to Section 5.01(t), the Loan Parties shall cause the Collateral Agent to be listed as a lender loss payee on property insurance policies that cover Collateral and as an additional insured on liability policies. Except as provided in the immediately following sentence or as provided in Section 2.04(b)(ii), any and all monies that may become payable to the Collateral Agent as loss payee shall be made available by the Collateral Agent to the Borrower to the extent such proceeds are either (i) not required to prepay the Loans pursuant to Section 2.04(b)(ii) or (ii) is subject to the Borrower’s reinvestment pursuant to Section 2.04(b)(vi). Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, to the extent insurance proceeds are required to be prepaid pursuant to Section 2.04(b)(ii), the Collateral Agent (i) shall have the right, for the benefit of the Secured Parties, to retain, and the Borrower hereby assigns to the Collateral Agent for the benefit of the Secured Parties, such proceeds that may become payable under any such policies of insurance by reason of damage, loss or destruction of any Collateral for the Obligations or any part thereof and (ii) may, at its election, either apply for the benefit of the Secured Parties all or any part of such proceeds so collected in accordance with the Loan Documents toward payment of the Obligations, whether or not such Obligations are then due and payable, in such manner as the Collateral Agent is directed by the Required Lenders, or release same to the Borrower or any other Loan Party.
(e)Maintenance of Existence, Etc. The Loan Parties and their Subsidiaries shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence as a corporation, limited liability company or limited partnership, as applicable, its good standing in its jurisdiction of incorporation, formation, organization, or otherwise, as applicable, and, to the extent required under applicable law, its qualification to do business and good standing in each other state or jurisdiction in which it operates a material part of its business; provided, however, that the Loan Parties and their Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).
(f)Visitation Rights; Inspections. The Loan Parties and their Subsidiaries shall, upon reasonable notice, at any reasonable time and from time to time, permit the Administrative Agent or any non-legal agents or representatives of the Administrative Agent, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Loan Parties, and to discuss the affairs, finances and accounts of the Loan Parties and any of their respective Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided, that so long as no Event of Default shall have occurred and be continuing, unless the Borrower shall have consented thereto, neither the Agents nor the Lenders shall be entitled to more than one visit at the cost of Borrower to the headquarters of the Loan Parties in any Fiscal Year. Notwithstanding anything set forth in this clause (f) to the contrary, the visitation and inspection rights set forth herein shall not apply to any offshore locations. Notwithstanding anything to the contrary in this Section 5.01, none of Loan Parties nor any of their Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent (or its representatives or contractors) (i) is prohibited by law or Contractual Obligation (not entered into in contemplation hereof), (ii) is subject to attorney client or similar privilege or constitutes attorney work product or (iii) constitutes non-financial trade secrets or non-financial proprietary information (including, without limitation, disclosure of a Material Contract or any terms thereunder).
(g)Books and Records. Each of the Loan Parties and their Subsidiaries shall keep proper books of record and account in which full and correct entries will be made, in all material respects, of material dealings or transactions of or in relation to its business and affairs (except for changes in accounting principles and estimates required by GAAP and subject to accounting months not yet closed).
(h)Conduct of Business and Maintenance of Properties, Etc. Each of the Loan Parties and their Subsidiaries shall:
(i)Maintain and cause all Subsidiaries to maintain all Intellectual Property and any licenses under third-party Intellectual Property, subject to the terms of any such licenses, and take commercially reasonable actions necessary to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral, except, in the case of any such Intellectual Property right, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(ii)Operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all

Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
(iii)Maintain and keep in good repair, working order and efficiency (ordinary wear and tear casualty and dispositions in accordance with Section 5.02(e) excepted) all of its Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities.
(iv)Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.
(v)Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
(vi)Cause each Affiliate of such Loan Party which operates any Loan Party’s or its Subsidiaries’ Oil and Gas Properties to subordinate, pursuant to agreements in form and substance reasonably satisfactory to the Administrative Agent in its sole and absolute discretion, any operators’ Liens or other Liens in favor of such Affiliate in respect of such Oil and Gas Properties to the Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
(vii)Comply with and cause each Affiliate of such Loan Party which operates any Loan Party’s or its Subsidiaries’ Oil and Gas Properties to comply with all bonding requirements for the ownership and operation of its Oil and Gas Properties.
(viii)Notwithstanding the foregoing to the contrary, to the extent that the operator of any Property is not a Loan Party or an Affiliate thereof, the Loan Parties and their Subsidiaries shall use reasonable efforts to cause the operator to comply with this Section 5.01(h).
(i)Accounts. Each of the Loan Parties and their Subsidiaries shall cause all Revenues and other amounts (including collections) payable to it to be deposited into, or credited to, a revenue account held at an Acceptable Depositary Bank and subject to an Account Control Agreement (the “Revenue Account”); provided that, so long as no Event of Default has occurred and is continuing (or would result therefrom), the Borrower may cause such amounts to be transferred to any other deposit account subject to an Account Control Agreement.
(j)Performance of Material Contractual Obligations. Each of the Loan Parties and their Subsidiaries shall (i) (x) perform its Contractual Obligations under and observe all the terms and provisions of each Material Contract to be performed or observed by it, and (y) maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms in all material respects unless, in each case, such Material Contract has expired in accordance with its terms in the ordinary course (and not related to any default thereunder) and (ii) without limiting the generality of the foregoing, replace, or cause to be replaced (or put into place alternative arrangements (including contracts)), any Material

Contract that has expired in accordance with its terms in the ordinary course (and related to any default thereunder) to the extent such replacement (or such alternative arrangement) is necessary or advisable in accordance with Prudent Industry Practices.
(k)Separateness. The Loan Parties and their Subsidiaries shall (i) obtain, and cause each of its Subsidiaries to obtain, proper authorization or ratify prior actions from member(s) or director(s), as applicable, as required by its limited liability company agreement or bylaws for all of its limited liability company or corporate actions pertaining to the Loan Documents and (ii) comply, and cause each of its Subsidiaries to comply, with the terms of its certificate of incorporation or formation and bylaws or limited liability company agreement (or similar constituent documents).
(l)Hedging Obligation.
(i)No later than ninety (90) days after the Effective Date, the Borrower shall, and shall cause its Subsidiaries to, enter into Hedge Agreements in respect of commodities (excluding basis differential swaps) that, in the aggregate, hedge not less than 33.33% of the average projected production volumes of crude oil from the Borrower’s and its Subsidiaries’ Proved Developed Producing Reserves for the following twelve-month period, as projected in the Initial Reserve Report delivered pursuant to this Agreement.
(ii)On or before the last business day of the first fiscal quarter of each Fiscal Year beginning and including March 31, 2026, the Borrower shall, and shall cause its Subsidiaries to, enter into, and at all times maintain, such additional Hedge Agreements in respect of commodities (excluding basis differential swaps) that, in the aggregate, hedge not less than 33.33% of the average projected production volumes of crude oil from the Borrower’s and its Subsidiaries’ Proved Developed Producing Reserves for the succeeding twelve-month period following the date of determination, as projected in the most recent Reserve Report delivered pursuant to this Agreement.
(iii)Such Hedge Agreements shall be entered into not for speculative purposes and shall be based on then-current market prices as of the date such Hedge Agreements are executed; provided, that the Administrative Agent and each Lender acknowledges and agrees that that any Hedge Agreements, including Hedging Agreements used to satisfy the minimum hedging obligations set forth in this Section 5.01(l), may be entered into by the Parent or any Affiliate of the Borrower, and the economic effects of such Hedge Agreements may be contractually allocated to, or contractually replicated for the benefit of, the Borrower or its applicable Subsidiary, including through intercompany arrangements reasonably satisfactory to the Administrative Agent.
(m)Additional Collateral and Additional Guarantors.
(i)In the event that any Person becomes a Subsidiary of a Loan Party after the Effective Date, such Loan Party shall cause such Person to (A) concurrently with such Person becoming a Subsidiary, become party to the Term Loan Security Agreement as a guarantor and grantor thereunder by executing and delivering to Administrative Agent and Collateral Agent a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(a)(iii), (iv), (v), (xi), (xii), (xiii) and (xiv). With respect to each such Subsidiary, the applicable Loan Party shall promptly send to Administrative Agent written notice setting forth with respect to such Person (A) the date on which such Person became a Subsidiary of such Loan Party, and (B) all of the data required to be set forth in Schedules 4.01(b) and 4.01(c) with respect to all Loan Parties; provided, such written notice shall be deemed to supplement Schedules 4.01(b) and 4.01(c) for all purposes hereof.
(ii)In the event that any of the Loan Parties directly owns or acquires Equity Interests in any other Subsidiary, such Person shall, within five (5) days of such ownership or acquisition of such Equity Interests, cause such Person to take all such actions to cause such Equity Interest to be certificated and to grant a security interest in all such Equity Interests in favor of the Collateral Agent as required pursuant to the terms of the Term Loan Collateral Documents or as otherwise requested by the Collateral Agent.
(iii)In the event that the Borrower or any of the other Loan Parties acquires any additional Oil and Gas Properties constituting Proved Reserves, or it is determined that the Mortgaged Properties do not constitute all of the Oil and Gas Properties constituting Proved Reserves owned by the Borrower and the other Loan Parties, then the Borrower or applicable other Loan Party shall take such actions as are necessary or requested by the Collateral Agent to, grant, within thirty (30) days of the acquisition or determination thereof, as applicable, to the Collateral Agent as security for the Obligations a first-priority Lien interest on such additional Oil and Gas Properties constituting Proved Reserves. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Term Loan Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.
(iv)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower and the other Loan Parties shall not be required to grant or maintain Liens on any Property other than the Collateral, so long as the Borrower complies with the Field Life Coverage Ratio as set forth in Section 5.02(v). If, at any time, the Borrower fails to comply with the Field Life Coverage Ratio set forth in Section 5.02(v), the Borrower and the applicable Loan Parties may, within thirty (30) days of the delivery of the Compliance Certificate showing such noncompliance (the “FLCR Cure Period”) (or such longer period as may be agreed by the Collateral Agent), take such actions as may be necessary or reasonably requested by the Collateral Agent (acting at the direction of the Required Lenders) to grant to the Collateral Agent, for the benefit of the Secured Parties, a first-priority Lien on additional Oil and Gas Properties (not already subject to a Lien in favor of the Collateral Agent) such that, after giving effect to such additional Liens, the Borrower would have been in compliance with the Field Life Coverage Ratio as required by Section 5.02(v) as of the date of the most recently delivered Reserve Report.
(v)Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Loan Party included in the Collateral and no Building or Manufactured (Mobile) Home shall be encumbered by any Term Loan Collateral Document; provided, that (A) the applicable Loan Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Collateral and shall be encumbered by the Term Loan Collateral Documents and (B) the Loan Parties shall not, and shall not permit any of their Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Permitted Liens.

(n)Reserve Reports.
(i)On or before March 15th of each year, commencing March 15, 2026, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Loan Parties and their Subsidiaries as of the immediately preceding December 31st. Such Reserve Report will be prepared by one or more Approved Independent Engineers that have completed an independent engineering evaluation of the reserves attributable to the Loan Parties’ Oil and Gas Properties, and shall be prepared at the Borrower’s expense. On or before September 15th of each year, commencing September 15, 2026, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Loan Parties and their Subsidiaries as of the immediately preceding June 30th. Such September 15th Reserve Report will be internally prepared by or under the supervision of the chief engineer of the Borrower and will update the most recently delivered March 15th Reserve Report.
(ii)At any time, the Administrative Agent may commission an additional Reserve Report by the Approved Independent Engineer, provided that, except as set forth in the foregoing clause (i) or unless an Event of Default has occurred and is continuing, (A) such Reserve Report shall be at the Lenders’ expense and (B) the Administrative Agent may exercise its right under this Section 5.01(n)(ii) no more than one (1) time during any 12-month period.
(iii)The Borrower agrees at all times to cooperate with and provide such information requested by the Approved Independent Engineer.
(iv)The Borrower may request, no more than one (1) time during any 12-month period, to have an additional Reserve Report prepared by one or more Approved Independent Engineers or an internally prepared Reserve Report, but only if, in connection with such request, the Loan Parties or any of their Subsidiaries shall have acquired any new producing wells or production has come online at a well since the most recently delivered or prepared Reserve Report.
(v)With the delivery of such information specified in the foregoing clause (i), the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (A) the information delivered in connection therewith is true and correct (other than forecasted or forward-looking information), (B) the Loan Parties own good and defensible title to the Oil and Gas Properties constituting Collateral evaluated in such engineering information and such Properties are free of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 4.01(w) with respect to the Oil and Gas Properties constituting Collateral evaluated in such Reserve Report which would require any Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties constituting Proved Reserves at some future time without then or thereafter receiving full payment therefor, (D) none of the Oil and Gas Properties constituting Collateral to be evaluated in such Reserve Report have been disposed of since the date of the last certificate delivered pursuant to this Section 5.01(n)(v), except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties constituting Collateral disposed of and in such detail as required by the Administrative Agent in its reasonable discretion and (E) certifying that 100% of the Loan Parties and their Subsidiaries’ Oil and Gas Properties consisting of Proved Reserves are Mortgaged Properties, subject to the time period for delivering Mortgages set forth in Section 5.01(m).

(o)Title Information.
(i)On or before the delivery to the Administrative Agent of the Reserve Report required by Section 5.01(n), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering the Oil and Gas Properties of the Loan Parties and their Subsidiaries evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, title information in respect of the Oil and Gas Properties of the Loan Parties and their Subsidiaries as is satisfactory to the Administrative Agent in its reasonable discretion.
(ii)If the Borrower has provided title information for additional Oil and Gas Properties under Sections 5.01(m)(iii) or (iv), and the Administrative Agent notifies the Borrower that title defects or exceptions exist with respect to such additional Oil and Gas Properties or that the Administrative Agent is otherwise not satisfied with the status of title, such event shall not, by itself be a Default, but the Borrower shall, within 60 days after written notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Oil and Gas Properties, either (A) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information or (B) if the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders within such 60-day period such Oil and Gas Property shall be excluded from any determination of Total PV-10 until evidence of title reasonably satisfactory to the Administrative Agent is delivered with respect to such Oil and Gas Property.
(p)Further Assurances.
(i)Promptly upon the written request by any Agent, the Loan Parties and their Subsidiaries shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, landlord waivers, estoppel and consent agreements of lessors, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments and amendments, modifications or supplements to any of the foregoing, in each case, as any Agent may require in its reasonable discretion from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Term Loan Collateral Documents and (iii) perfect and maintain the validity, effectiveness and priority of any of the Term Loan Collateral Documents and any of the Liens intended to be created thereunder.
(ii)Each Loan Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property or other Collateral without the signature of the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Term Loan Collateral Documents or any financing statement covering the Mortgaged Property, other Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
(iii)Notwithstanding anything herein or in any Loan Document to the contrary, no Loan Party shall be required to deliver or enter into any Mortgage or similar instrument with respect to any Oil and Gas Properties that do not constitute Collateral (or any supplement thereto) unless otherwise agreed by the Borrower.
(q)GOA Transaction. In the event the Borrower or its Subsidiaries enters into any definitive documentation with respect to a GOA Transaction in accordance with Section 5.02(e)(xv) and a Prepayment Agreement is contemplated in order to consummate a Repayment Event prior to or substantially concurrent with the closing of such GOA Transaction, the Borrower and STUSCO shall, prior to or concurrently with the execution of such documentation (or as promptly as practicable thereafter, and in any event prior to the consummation of the GOA Transaction), engage in good faith negotiations to negotiate, finalize, and execute a Prepayment Agreement with [***] (subject to, among other conditions precedent required by STUSCO in its sole and absolute discretion, such counterparty satisfying STUSCO’s applicable know-your-customer and diligence requirements). Notwithstanding the foregoing or anything to the contrary contained herein, STUSCO shall have no obligation or commitment to enter into any such Prepayment Agreement in connection with any GOA Transaction.
(r)Operator. Subject to the term of any applicable joint operating agreement, the Borrower shall maintain operatorship of all of the Gulf of America Assets for which the Borrower is the operator as of the Effective Date, unless the Required Lenders have provided prior written consent (such consent not to be unreasonably withheld or delayed) to a change in operatorship, whether directly or indirectly, to a successor operator that is reasonably experienced, financially sound, and of comparable standing to the Borrower as of the Effective Date in the Borrower’s good-faith determination; provided, the Required Lenders may withhold consent to a proposed successor operator that does not satisfy the Lenders’ know-your-customer and other reasonable due diligence requirements. Notwithstanding the foregoing in this Section 5.01(r), the Borrower shall use commercially reasonable efforts to ensure that any change in operatorship of any of the Gulf of America Assets shall be to an operator that is experienced, financially sound, and of comparable standing to the operator of record as of the Effective Date. In the event the Borrower, its Subsidiaries or any of their Affiliates is requested to consent to or approve any change in operatorship of any of the Gulf of America Assets, the Borrower shall first obtain the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). The Borrower shall provide the Lenders with prompt prior written notice of any proposed change or change in the operator of the Gulf of America Assets.
(s)Keepwell. The Borrower will, and will cause each Guarantor to, provide such funds or other support as may be needed from time to time by the Borrower or any Guarantor, as applicable, to honor all of its obligations under this Agreement and any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.01(s) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.01(s), or otherwise under this Agreement or any other Loan Document, as it relates to the Borrower, any other Loan Party or any Guarantor, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Loan Party under this Section 5.01(s) shall remain in full force and effect until payment in full. The Borrower intends that this Section 5.01(s) constitute, and this Section 5.01(s) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit the Borrower and any Guarantor, as applicable, for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(t)Post-Closing Obligation. On or before the thirtieth (30th) day following the Effective Date, the Borrower shall deliver to the Administrative Agent the endorsements to its insurance policies as required by Section 5.01(d).

Section 5.02.Negative Covenants. Until the Repayment Event has occurred, the applicable parties referred to below shall comply with each of the following covenants:
(a)Liens, Etc. No Loan Party nor any Subsidiary of a Loan Party shall create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or, or to its knowledge, suffer to exist, or permit any of its Subsidiaries to sign or file or to their knowledge suffer to exist, under the UCC of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:
(i)Liens in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations;
(ii)Excepted Liens;
(iii)Liens securing capital leases and purchase money Liens upon or in real property or equipment acquired or held by a Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iii) shall not exceed the amount permitted under Section 5.02(b)(iii) at any time outstanding;
(iv)Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(v)Liens arising from precautionary UCC financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, any operating lease;
(vi)Liens securing Debt permitted pursuant to Section 5.02(b)(xii);
(vii)[reserved];
(viii)Liens attaching to Cash earnest money deposits to consummate a transaction not prohibited the terms of this Agreement; and
(ix)Liens securing Debt permitted pursuant to Section 5.02(b)(xvi) subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent acting at the direction of the Required Lenders.
(b)Debt. No Loan Party nor any Subsidiary of a Loan Party shall create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)the Loans and all other Obligations;
(ii)Debt in respect of unsecured guarantees of Permitted Guaranteed Facilities;
(iii)Debt secured by Liens permitted by Section 5.02(a)(iii); provided, that Debt permitted to be incurred pursuant to this Section 5.02(b)(iii) shall not exceed in the aggregate, the Threshold Amount at any time outstanding;
(iv)Debt owed to any Loan Party, which Debt shall (x) constitute Pledged Debt, (y) be on terms acceptable to the Administrative Agent in its sole and absolute discretion and (z) be otherwise permitted under Section 5.02(f);
(v)to the extent constituting Debt, (A) Debt in respect of performance bonds, workers’ compensation claims, unemployment insurance, employee compensation and benefits, bid bonds, appeal bonds, custom bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations, completion guarantees and similar obligations incurred in the ordinary course of business and not securing Debt for Borrowed Money and (B) bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt, bonds or similar instruments collateralized in full by amounts permitted under, and to the extent secured by a Lien described in, clause (d) of the definition of Excepted Liens;
(vi)non-current pay, non-amortizing, unsecured debt with a maturity date beyond the Maturity Date of the Loans, which is subordinated in right of payment in full to the Obligations, subject to execution by such junior debt lenders of a subordination agreement in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion;
(vii)Guaranteed Debt of a Loan Party or its Subsidiary in respect of any Debt of such Loan Party or any of its Subsidiaries otherwise permitted to be incurred under this Section 5.02(b);
(viii)Debt under company debit cards, stored value cards, commercial cards or Cash management services incurred in the ordinary course of business in an amount not to exceed $1,000,000 in the aggregate at any time outstanding;
(ix)Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(x)Debt incurred in the ordinary course of business in respect of obligations of Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(xi)Debt in respect of endorsements of negotiable instruments for collection, deposit or negotiation and warranties of products or services, in each case, incurred in the ordinary course of business;
(xii)Debt in respect of the financing of insurance premiums incurred in the ordinary course of business;
(xiii)Debt representing deferred compensation, severance, pension and health and welfare benefits or the equivalent to current or former to employees,

consultants or independent contractors of a Loan Party (or, to the extent such work is done for a Loan Party or its Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries;
(xiv)Debt arising under Hedge Agreements (other than Secured Hedge Agreement) permitted pursuant to Section 5.02(l) but only to the extent such Debt is unsecured without margining and adequate assurances requirements;
(xv)Debt arising out of judgments or awards under circumstances not giving rise to an Event of Default;
(xvi)Debt of the Borrower or any of its Subsidiaries to the extent subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) in an aggregate principal amount not to exceed at any one time outstanding $150,000,000; and
(xvii)unsecured Debt of the Borrower or any of its Subsidiaries, including, without limitation, guarantees of Debt of the Parent, so long as such Debt has a final maturity date that is on or after January 1, 2029.
(c)Change in Nature of Business. Foreign Subsidiaries. No Loan Party nor any Subsidiary of a Loan Party shall make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on as of the date hereof. No Loan Party nor any Subsidiary of a Loan Party may cause its jurisdiction of organization to be anything other than a State of the United States of America and no Loan Party nor any Subsidiary of a Loan Party may acquire or form any Subsidiary organized in a jurisdiction that is not a State of the United States of America.
(d)Mergers, Etc. No Loan Party nor any Subsidiary of a Loan Party shall:
(i)Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so; provided, that any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided, that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of a Borrower; provided, that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor.
(ii)Change its legal form, liquidate or dissolve or enter into any Division; provided that (a) any Subsidiary of the Borrower may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving entity), (b) any Subsidiary of the Borrower may participate in a consolidation with another Subsidiary so long as, if a Guarantor is participating in such consolidation, a Guarantor shall be the continuing or surviving entity, (c) any Subsidiary of the Borrower may liquidate, wind-up or dissolve so long as its assets (if any) are distributed to the Borrower or another Guarantor prior to such liquidation or dissolution and (d) GOM Holdings and any of its Subsidiaries may change its legal form upon not less than ten (10) days prior written notice to the Administrative Agent.
(e)Sales, Etc. of Assets. Without the prior written consent of the Required Lenders, neither the Borrower or any Subsidiary of the Borrower shall sell, lease, license, transfer or otherwise dispose of, or permit any Loan Party to sell, lease, license, transfer or otherwise dispose of (including by way of Division), any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any Loan Party to grant any option or other right to purchase, lease, license or otherwise acquire, any assets, except:
(i)sales of inventory and Hydrocarbons in the ordinary course of such Person’s business;
(ii)sales, transfers or other dispositions in the ordinary course of its business of Property that is surplus, obsolete, defective, worn-out, damaged, or that individually or in the aggregate is not reasonably necessary for the continued operation of any Loan Party;
(iii)the liquidation, sale or use of Cash and Cash Equivalents;
(iv)to the extent constituting Asset Sales, mergers permitted by Section 5.02(d), Investments permitted by Section 5.02(f) and Restricted Payments permitted by Section 5.02(g);
(v)sales, transfers or other dispositions of assets among the Borrower and the other Loan Parties (so long as all such properties remain subject to the Liens of the Term Loan Collateral Documents);
(vi)subject to satisfaction of the Acquisition Conditions, sales, transfers or other dispositions of assets, so long as such assets are exchanged for like-kind (replacement) assets or the proceeds of such sales, transfers or other dispositions are applied contemporaneously to acquire like-kind (replacement) property (which, in each case, will become Collateral); provided, that, in the case of any such sale, transfer or disposition of any Mortgaged Properties, the Borrower shall deliver at least three (3) Business Days’ prior written notice of such transaction to the Administrative Agent, together with such detailed information as the Administrative Agent shall request in its reasonable discretion;
(vii)(A) the abandonment or lapse of Intellectual Property and (B) any transfer of Intellectual Property, in each case, which, does not materially impair, or which is not material to, the operation of the business of the Loan Parties and their Subsidiaries;
(viii)farmouts of unproven and undeveloped acreage and undrilled depths and assignments in connection with such farmouts and assignments and customary joint operating agreements in connection with such farmouts;
(ix)subject to Section 2.04(b)(ii), transfers of Property resulting from a Casualty Event or an Event of Eminent Domain;
(x)the termination, surrender or release of leases and subleases (other than Hydrocarbon Interests), in each case in the ordinary course of business to the extent the Borrower determines in good faith, and the Administrative Agent is satisfied in its reasonable discretion, that such leases or subleases are not economic or the Borrower has no right to extend or renew such lease or sublease;
(xi)sales, transfers and other dispositions of Oil and Gas Properties constituting Proved Reserves, Probable Reserves or any interest therein or any Subsidiary owning Oil and Gas Properties consisting Proved Reserves or Probable Reserves; provided, that (1) 75% of the consideration received in respect of such sale or other disposition shall be Cash, (2) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas

Property, interest therein or Subsidiary subject of such sale or other disposition, as reasonably determined by the Borrower and reasonably agreed to by the Administrative Agent and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect, (3) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties constituting Proved Reserves or Probable Reserves, such sale or other disposition shall include all the Equity Interests of such Subsidiary, (4) the Borrower shall comply with their obligations under Section 2.04(b)(iii), (5) no Event of Default shall have occurred and be continuing or result therefrom, (6) the Borrower shall deliver at least five (5) Business Days’ prior written notice of such transaction to the Administrative Agent, together with such detailed information as the Administrative Agent shall reasonably request, (7) the aggregate amount of Proved Reserves sold during the term of this Agreement under this Section 5.02(e)(xi) shall not exceed 20% of the Proved Reserves owned by the Loan Parties and their Subsidiaries as of the most recent delivery of the Reserve Report pursuant to Section 5.01(n) and (8) the Borrower shall be compliance with the Financial Covenants and Section 5.02(u), in each case calculated on a pro forma basis after giving effect to such sale, transfer or other disposition;
(xii)the write-off, discount, sale or other Disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
(xiii)non-exclusive licenses and sublicenses of Intellectual Property rights in the ordinary course of business not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Loan Parties and their Subsidiaries;
(xiv)dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over Borrower’s or any of its Subsidiaries’ or any of the other Loan Parties’ Oil and Gas Properties;
(xv)subject to Section 2.04(b)(vii) and prior notice as required in Section 5.03(q), consummation of a GOA Transaction;
(xvi)so long as no Event of Default exists or would result therefrom, sales, transfers and other dispositions (including, without limitation, any farmouts) of Oil and Gas Properties that constitute non-Proved Reserves or non-Probable Reserves having a fair market value not to exceed $500,000 in the aggregate;
(xvii)so long as no Event of Default exists or would result occur, sales, transfers and other dispositions of any Property that is not Collateral; and
(xviii)subject to Section 2.04(b)(iii), the termination or unwinding of any Hedge Agreement.
Notwithstanding anything in this Agreement to the contrary, in no event shall any Loan Party or any Subsidiary of a Loan Party sell, transfer or otherwise dispose all or substantially all of its Gulf of America Assets except pursuant to and in accordance with Section 5.02(e)(xv) but subject to the other terms of this Agreement.
(f)Investments in Other Persons. No Loan Party nor any Subsidiary of a Loan Party shall make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)Investments by and among the Borrower and the other Loan Parties;
(ii)Investments by the Loan Parties and their Subsidiaries in (A) Cash and Cash Equivalents, (B) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal and interest on which are fully guaranteed by the United States of America and (C) certificates of deposit fully insured by the Federal Deposit Insurance Corporation in national, state or foreign commercial banks whose outstanding long term debt is rated at least A or the equivalent by S&P or Moody’s;
(iii)to the extent constituting Investments, Investments in contracts and agreements (including, without limitation, Hedge Agreements), including prepaid deposits and expenses thereunder, to the extent permitted under the Loan Documents;
(iv)Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(v)loans and advances to officers, directors and employees of the Borrower or any Subsidiary for reasonable and customary business related travel expenses, moving expenses and similar expenses incurred in the ordinary course of business of such Borrower or Subsidiary in an aggregate principal amount at any time outstanding not exceeding $750,000;
(vi)subject to satisfaction of the Acquisition Conditions, Investments in direct ownership interests in additional Oil and Gas Properties, gathering systems, processing facilities, transportation facilities and marketing facilities related thereto or related to farm-out, farm-in, joint operating, joint venture, joint development or area of mutual interest agreements, unitization agreements, pooling arrangements, production sharing agreements, marketing agreements, other similar industry investments, gathering systems, pipelines, processing facilities, transportation facilities or other similar arrangements, all of which are usual and customary in the oil and gas exploration and production business; provided that any such Investment must be expressly limited to the geographic location of the Gulf of America.
(vii)Guarantees permitted by Section 5.02(b);
(viii)Investments constituting non-Cash proceeds of Asset Sales or dispositions to the extent permitted by Section 5.02(e);
(ix)accounts receivable or notes receivable arising from the extension of trade credit arising in the ordinary course of business;
(x)Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Capital Stock) of the Borrower;
(xi)to the extent constituting Investments, advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business; and

(xii)other Investments, so long as (A) no Event of Default shall have occurred and is continuing as of the date such Investment is made or would result therefrom, (B) the Total Net Leverage Ratio (calculated on a pro forma basis giving effect to such Restricted Payment) would not exceed 3.50:1.00, (C) the Borrower complies with Section 5.02(u) calculated on a pro forma basis after giving effect to such Investment and (D) the Borrower and the other Loan Parties comply with Section 5.01(m).
(g)Restricted Payments. Neither the Borrower or any Subsidiary of the Borrower shall declare or pay any dividends, purchase, redeem, retire, defease, repay or otherwise acquire for value any of its Equity Interests or Debt issued to any direct or indirect parent entity of the Borrower, now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (each a “Restricted Payment”); except that:
(i)any Subsidiary Guarantor or Borrower may make Restricted Payments to the Borrower or any other Subsidiary Guarantor;
(ii)the Borrower and its Subsidiaries may make Restricted Payments to any direct or indirect parent of the Borrower (including, without limitation, Parent) the proceeds of which shall be used to pay G&A; provided, that, in respect of any such payments of G&A under this clause (ii) such payments do not exceed the G&A Cap during any Fiscal Year;
(iii)the Loan Parties and their Subsidiaries may make Restricted Payments in the form of Equity Interests that do not constitute Disqualified Equity Interests;
(iv)so long as (A) no Event of Default shall have occurred and is continuing as of the date such Restricted Payment is made or would result therefrom, (B) the Total Net Leverage Ratio (calculated on a pro forma basis giving effect to such Restricted Payment) would not exceed 3.50:1.00 and (C) the Borrower complies with Section 5.02(u) (calculated on a pro forma basis after giving effect to such Restricted Payment), the Borrower and its Subsidiaries may make Restricted Payments to any direct or indirect parent of the Borrower (including, without limitation, Parent); provided that no Restricted Payments under this clause (iv) may be made with Loan proceeds; and
(v)Restricted Payments in order to consummate the Restricted Debt Payments permitted pursuant to Sections 5.02(j)(iii), 5.02(j)(iv) and 5.02(j)(v).
(h)Amendments of Constitutive Documents. No Loan Party nor any Subsidiary of a Loan Party shall amend, or permit any of its Subsidiaries to amend, its bylaws, limited liability company agreement, limited partnership agreement or other constitutive documents, other than amendments in respect of the constitutive documents of such Person in a manner that could reasonably be expected to have a material and adverse effect on the rights of the Lenders; provided that any amendment that removes existing provisions opting into Article 8 of the UCC shall be deemed to have a material and adverse effect on the rights of the Lenders.
(i)Accounting Changes. No Loan Party nor any Subsidiary of a Loan Party shall make or permit, or permit any of its Subsidiaries to make or permit any change in (i)

accounting policies or reporting practices, except, with prior written notice to the Administrative Agent, as permitted or required by GAAP, or (ii) Fiscal Year.
(j)Prepayments, Etc., of Debt. No Loan Party nor any Subsidiary of a Loan Party shall voluntarily repay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any prepayment in violation of any subordination terms of (each such payment a “Restricted Debt Payment”), any Debt that is expressly subordinated to the Obligations hereunder, or that is secured and the Liens securing such Debt rank behind the Liens created by the Term Loan Collateral Documents, or that consists of Permitted Guaranteed Facilities, in each case, except:
(i)scheduled payments of principal and interest as and when due;
(ii)prepayments permitted by any subordination agreement or intercreditor agreement;
(iii)the Loan Parties and their Subsidiaries may make one or more Restricted Debt Payments to the Parent using Loan proceeds in accordance with the terms of this Agreement for payments to the holders of the 2026 Notes (the “2026 Parent Debt Repayment”);
(iv)following the 2026 Parent Debt Repayment Date, the Loan Parties and their Subsidiaries may make one or more Restricted Debt Payments to the Parent using Loan proceeds in accordance with the terms of this Agreement for payments to the holders of the 2027 Notes (the “2027 Parent Debt Repayment”); and
(v)either before, on or after the 2026 Parent Debt Repayment Debt, the Loan Parties and their Subsidiaries may make one or more Restricted Debt Payments to the Parent for payments to the holders of the Unsecured Notes, so long as (A) no Event of Default shall have occurred and is continuing as of the date such Restricted Debt Payment is made or would result therefrom, (B) the Total Net Leverage Ratio (calculated on a pro forma basis giving effect to such Restricted Debt Payment) would not exceed 3.50:1.00 and (C) the Borrower complies with Section 5.02(u) (calculated on a pro forma basis after giving effect to such Restricted Debt Payment); provided that no Restricted Debt Payments made pursuant to this Section 5.02(j)(v) may be made with Loan proceeds.
(k)Partnerships; Formation of Subsidiaries, Etc. No Loan Party nor any Subsidiary of a Loan Party shall acquire, form or organize or permit any Subsidiary to acquire, form or organize any new Subsidiary; provided that the Borrower or any other Loan Party may acquire, form or organize one or more new Subsidiaries so long as such new Subsidiary shall (I) be wholly-owned by such Loan Party, (II) have no Debt (other than Debt permitted under Section 5.02(b)) and (III) take all actions required pursuant to Section 5.01(m), including to become a Guarantor, and all of the Equity Interests issued by such new Subsidiary and all of such new Subsidiary’s Collateral (limited in the case of Oil and Gas Properties to Oil and Gas Properties constituting Proved Reserves owned by such Subsidiary), if any, shall be pledged to the Collateral Agent for the benefit of the Secured Parties in accordance with this Agreement and the Term Loan Collateral Documents.
(l)Hedge Agreements. No Loan Party nor any Subsidiary of a Loan Party shall enter into, or permit any Subsidiary to enter into, any hedging activity or Hedge Agreement, except (i) Hedge Agreements in existence as of the Effective Date and listed on Schedule 4.01(s) so long as none of the terms thereof are modified after the Effective Date, and (ii) Hedge Agreements entered into after the Effective Date in respect of commodities entered into not for speculative purposes and for market prices at the time entered into, the notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date such Hedge Agreement is entered into (and for each month during the period during which such Hedge Agreement is in effect), 75% of the reasonably anticipated production of crude oil as such production is projected from the Loan Parties’ and their Subsidiaries’ Proved Developed Producing Reserves as set forth on the most recent Reserve Report delivered or prepared pursuant to the terms of this Agreement; provided, however, that such Hedge Agreements shall not, in any case, have a tenor of longer than 24 months from any date of determination. It is understood that Hedge Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.
(m)Sale and Leaseback Transactions. No Loan Party nor any Subsidiary of a Loan Party shall transfer any of its Property, whether now owned or hereafter acquired, and whereby such Loan Party or any of its Subsidiaries shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Loan Party or any of its Subsidiaries intend to use for substantially the same purpose or purposes as the Property sold or transferred.
(n)Amendment, Etc., of Material Contracts.
(i)No Loan Party nor any Subsidiary of a Loan Party shall (i) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification, waiver or change of any term or condition of any Material Contract, or permit any of its Subsidiaries to do any of the foregoing, unless (x) such cancellation, termination, amendment, modification, waiver or change could not reasonably be expected to have a Material Adverse Effect, (y) such Material Contract has been replaced within sixty (60) days of such cancelation or termination that is similar in scope and on terms not materially less favorable to the Borrower or the applicable Subsidiary than the Material Contract being replaced or (z) such Material Contract has expired in accordance with its terms in the ordinary course (and not related to any default thereunder) or (ii) amend, supplement, modify or revise the Development Plan in a manner that is materially adverse to the Lenders except with the prior written consent of the Required Lenders (which shall not be unreasonably withheld, conditioned or delayed).
(ii)Neither Parent, nor any Loan Party, nor any Subsidiary of a Loan Party shall enter into any material amendment or other modification to any Permitted Guaranteed Facility (or permit any Subsidiary to do so), without the prior written consent of the Required Lenders, but only to the extent such amendment or modification would reasonably be expected to materially and adversely affect the Lenders’ rights or interests under the Loan Documents, and provided further that no prior written consent is needed to effect a refinancing thereof as described in clause (b) of the definition of “Permitted Guaranteed Facilities” or any amendment to any Permitted Guaranteed Facility if such Permitted Guaranteed Facility, as so amended, would have been permitted as a refinancing thereof as described in such clause (b) of the definition of “Permitted Guaranteed Facilities”.
(o)Use of Proceeds. No Loan Party nor any Subsidiary of a Loan Party shall request any Borrowing or use, or permit any of its Subsidiaries and its and their respective directors, officers, employees and agents to use, the proceeds of any Borrowing, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of, with, or for the benefit of any Sanctioned Person or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions and Export Control Laws, or (iii) in any manner that would result in the violation of any Sanctions and Export Control Laws applicable to any party hereto.
(p)Burdensome Restrictions. No Loan Party nor any Subsidiary of a Loan Party shall enter into, incur or permit to exist (nor permit any Subsidiary to enter into, incur or permit to exist) any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of such Person or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party or to guarantee Debt of the Borrower or any other Loan Party; provided, that (A) the foregoing shall not apply to restrictions and conditions imposed by any applicable law or by any Permitted Guaranteed Facility as in effect on the Effective Date, (B) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 5.02(p) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (E) clause (i) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
(q)Transactions With Affiliates. No Loan Party nor any Subsidiary of a Loan Party shall sell, lease or otherwise transfer (nor permit any Subsidiary to sell, lease or otherwise transfer) any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that (A) are in the ordinary course of business and (B) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) any Investment permitted by Section 5.02(f)(i), (iv) any Debt permitted under Section 5.02(b)(ii), (v) any Restricted Payment permitted by Section 5.02(g), (vi) loans or advances to employees permitted under Section 5.02(f)(v), and (vii) any expense reimbursements or indemnification payments made by a Loan Party or any of its Subsidiaries to Parent or a Subsidiary of Parent (that is not a Loan Party or a Subsidiary of a Loan Party) pursuant to a technical services agreement or similar agreement (a “Services Agreement”), solely to the extent that, in the case of this clause (vii), (A) the Borrower shall have delivered a true and correct copy of such Services Agreement to the Administrative Agent, and (B) the Loan Parties and their Subsidiaries shall at no time and in no event be obligated to pay any expenses thereunder that are in excess of their proportionate share of such expenses based on the services actually received from such Subsidiary of Parent (and, if reasonably requested by the Administrative Agent, the Borrower shall deliver such supporting documentation or information demonstrating that the expenses so paid or reimbursed are proportionate to or reasonable in relation to the services and benefits received by the Loan Parties and their Subsidiaries).
(r)Accounts. No Loan Party nor any Subsidiary of a Loan Party shall open or maintain any deposit accounts, securities accounts, or commodity accounts unless concurrently therewith, the Administrative Agent shall have received an Account Control

Agreement with respect thereto, executed by the applicable Loan Party or Subsidiary and the institution at which the applicable account is maintained (unless such account is an Excluded Account).
(s)Gas Imbalances, Prepayments. No Loan Party nor any Subsidiary of a Loan Party shall permit, on a net basis there to exist any gas imbalances, take or pay or other prepayments which would require the such Loan Party or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding five percent (5%) of the Oil and Gas Properties that are designated Proved Developed Producing Reserves in the most recently delivered Reserve Report.
(t)Marketing of Production. No Loan Party nor any Subsidiary of a Loan Party shall permit any agreements for marketing of production to exist, which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from such Loan Party’s or its Subsidiaries’ crude oil (including without limitation calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date thereof.
(u)Minimum Cash. The Borrower shall not permit, as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2025, Unrestricted Cash and Cash Equivalents of the Loan Parties and their Subsidiaries to be less than the sum of (i) the aggregate amount of scheduled principal and interest payments due on the Loans during the immediately succeeding Fiscal Quarter and (ii) the anticipated Capital Expenditures and operating expenses for such immediately succeeding Fiscal Quarter, as set forth in the most recently delivered Development Plan.
(v)Field Life Coverage Ratio. The Borrower shall not permit, as of each Borrowing and as of December 31st and June 30th of each year (to be tested with the delivery of and calculated based on the Reserve Report most recently delivered pursuant to Section 5.01(n)), commencing on December 31, 2025, the Field Life Coverage Ratio to be less than 1.50:1.00.
(w)Total Net Leverage Ratio. The Borrower shall not permit, as of December 31st and June 30th of each year (to be tested with the delivery of the Compliance Certificate for such periods pursuant to Section 5.03(p)), commencing on June 30, 2026, the Total Net Leverage Ratio to be greater than 3.50:1.00.
(x)Maximum G&A. Commencing with the four-Fiscal Quarter period ending December 31, 2025, the Loan Parties shall not permit the aggregate amount of G&A to exceed the G&A Cap during any period of four consecutive Fiscal Quarters.
(y)Change of Operator. Without the prior written consent of the Required Lenders (or the Administrative Agent on behalf of the Required Lenders), the Borrower shall not vote in favor of a change of operator with respect to any Gulf of America Assets it operates as of the Effective Date; provided that it shall not be a breach of this Section 5.02(y) so long as the Borrower has voted in the manner set forth in this Section 5.02(y) regardless of the ultimate outcome of any such vote.
(z)Anti-Layering Covenant. No Loan Party will incur any Debt that (i) is senior in right of payment (including via any “first-out” collateral proceeds waterfall or similar structure) to the Obligations, (ii) is expressed to be secured by the Collateral on a senior basis to the Obligations, (iii) is expressed to rank or ranks so that the Lien securing such Debt is senior to the Obligations, or (iv) is contractually senior in right of payment to the Obligations.

Section 5.03.Reporting Requirements. Until a Repayment Event has occurred, the Borrower will furnish to the Agents for distribution to each Secured Party:
(a)Notice of Material Events. As soon as possible and in any event within five (5) days after the Borrower or any other Loan Party obtains knowledge thereof:
(i)the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect or to materially impair or interfere with the business operations of the Loan Parties and their Subsidiaries, a written statement of a Responsible Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and propose to take with respect thereto;
(ii)any material breach or default, any allegation of material breach or default, or any material event, development or occurrence under any Material Contract, a written statement of an officer of the Borrower setting forth details of such breach, default, allegation, event, development or occurrence and the action that the Borrower has taken and propose to take with respect thereto;
(iii)receipt of any written notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary of the Borrower that if adversely determined would reasonably be expected to result in a Material Adverse Effect;
(iv)any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;
(v)any material amendments, supplements, modifications or revisions to a Development Plan (it being understood that any increase in project Capital Expenditures by the greater of $50,000,000 and 10% of the total Capital Expenditures originally set forth in the Development Plan delivered pursuant to Section 5.03(d) shall be considered material); and
(vi)any change in any Loan Party’s information set forth on Schedule 4.01(b) or Schedule 4.01(c) or the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
(b)Annual Financials. Within ninety (90) days after the end of each Fiscal Year of the Borrower (or, if earlier, fifteen (15) days after the date Parent is required to file its annual 10-K with the SEC (without giving effect to any extension permitted by the SEC)), a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of Cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion as to such audit report of one of the “big four” accounting firms or such other independent public accountants of recognized standing who are reasonably acceptable to the Administrative Agent in its reasonable discretion (it being understood that any of the “Big Four” accounting firms, Forvis Mazars, BDO USA, LLP, RSM US LLP, FTI Consulting, Inc. and Grant Thornton are acceptable) that is without a “going concern” or similar qualification other than a going concern exception qualification or explanatory note resulting solely from (x) an upcoming maturity date under any Debt occurring within one year from the time such opinion is delivered and (y) any actual or prospective breach of any financial covenant, including, without limitation, Sections 5.02(u), 5.02(v) and 5.02(w) (subject to the terms and conditions set forth therein).

(c)Quarterly Financials. Within forty-five (45) days after the last day of each Fiscal Quarter of each fiscal year ending on December 31st and June 30th (or, if later, fifteen (15) days after the date Parent is required to file a 10-Q with the SEC with respect to the Fiscal Quarter ended as of such date (without giving effect to any extension permitted by the SEC with respect to the Fiscal Quarter ended as of such date (without giving effect to any extension permitted by the SEC)), a Consolidated balance sheet of the Borrower and its Subsidiaries as of such date and a Consolidated statement of income of the Borrower and its Subsidiaries for the portion of the applicable Fiscal Year then-elapsed as of such date and a Consolidated statement of income of the Borrower and its Subsidiaries for the portion of the applicable Fiscal Year then-elapsed as of such date, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year.
(d)Development Plan. As soon as available and in any event no later than thirty (30) days after each Fiscal Year, commencing with the Fiscal Year commencing January 1, 2026 (or such later date as the Administrative Agent may agree in its sole and absolute discretion), an annual Development Plan, prepared on a quarterly basis for such Fiscal Year in substantially the same form as the initial Development Plan delivered pursuant to Section 3.01(a)(vii) or in form otherwise reasonably acceptable to the Administrative Agent, which Development Plan shall be certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.
(e)Litigation. Promptly after the commencement thereof, notice of all actions, suits, litigation and proceedings before any Governmental Authority of the type described in Section 4.01(g) and/or Section 6.01(g).
(f)Agreement Notices; Etc.
(i)promptly, but in any event within five (5) calendar days, notice of any termination of any Material Contract that could reasonably be expected to result in a Material Adverse Effect, except a termination of any Material Contract in accordance with its terms and not resulting from a default thereunder;
(ii)promptly upon a Responsible Officer becoming aware thereof (A) notice of the occurrence of (or anticipated occurrence of) any material default or “event of default” under any Permitted Guaranteed Facility or any Debt incurred under clause (vii) of Section 5.02(b) and (B) copies of any correspondence among the parties to any Permitted Guaranteed Facility or any Debt incurred under clause (vii) of Section 5.02(b) with respect to any material default or “event of default” or other material breach thereof by any party thereto;
(iii)until the 2026 Parent Debt Repayment Date has occurred, promptly, but in any event within two (2) Business Days after making a 2026 Parent Debt Repayment, notify the Administrative Agent in writing of any 2026 Parent Debt Repayment permitted under Section 5.02(j)(iii) and certify as to the following: (A) the amount of such Restricted Debt Payment, (B) the remaining outstanding balance of the 2026 Notes Debt after giving effect to such Restricted Debt Payment and (C) what portion of such Restricted Debt Payment consisted of Unrestricted Cash on hand and Loan proceeds.
(iv)promptly upon a Responsible Officer of the Borrower becoming aware of any material development in any investigation or other governmental proceeding in respect of any alleged non-compliance of any Loan Party or any Subsidiary thereof with any Anti-Corruption Laws.

(g)ERISA.
(i)ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) within ten (10) Business Days after the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
(ii)Plan Terminations. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
(iii)Multiemployer Plan Notices. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning the imposition of Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect, or the insolvency or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect, along with notice of the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
(iv)Insufficiency. Promptly and in any event within 15 days after any Loan Party or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with an Insufficiency, a copy of such IRS Form 5500 (including the Schedule B).
(h)Environmental Conditions.
(i)Provide all written notices and perform all other reporting requirements set forth in Section 5.01(c).
(ii)Promptly after the assertion or occurrence thereof, provide notice of any Environmental Action against or of any noncompliance known to the Borrower by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect (or to materially impair or interfere with the business operations of the Borrower or any of its Subsidiaries) or (ii) cause any property described in the Mortgages to be subject to any restrictions on use, ownership, operation or transferability, or subject to any material Lien, under any Environmental Law.
(i)Insurance.
(i)Promptly after the Borrower gains knowledge of the occurrence thereof, a report summarizing any material decline or reduction in the insurance coverage of the Loan Parties and their Subsidiaries as compared to the insurance in place on the Effective Date.

(ii)Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting any Loan Party, whether or not insured, through fire, theft, other hazard or casualty involving a probable loss of $1,000,000 or more.
(iii)Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any property damage insurance required to be maintained under Section 5.01(d).
(j)Patriot Act, Etc. Promptly following any request therefor, (i) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may request in its sole and absolute discretion, and (ii) information and documentation requested by the Administrative Agent or any Lender in its sole and absolute discretion for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(k)Other Information. Such other information respecting the business, financial condition or operations of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Administrative Agent, may reasonably request.
(l)Hedge Agreements. Concurrently with any delivery of financial statements under Section 5.03(c) and the delivery or preparation of the Reserve Report pursuant to Section 5.01(n), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent in its sole and absolute discretion, setting forth as of a recent date, a true and complete list of all Hedge Agreements of the Borrower and the other Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 4.01(s), any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(m)Sales of Oil and Gas Properties and Terminations of Commodity Hedge Agreements. In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil and Gas Properties or any Equity Interests in any Subsidiary or to terminate or otherwise monetize any commodity Hedge Agreement, in each case in accordance with Section 5.02(e)(xi) and Section 5.02(e)(xviii), reasonable prior written notice (and in any event not less than five (5) Business Days’ prior notice) of the anticipated closing of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.
(n)2026 Parent Debt Repayment. The Borrower shall, no later than thirty (30) days following the funding of any Delayed Draw Term Loan, deliver to the Administrative Agent evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the 2026 Parent Debt Repayment Date has occurred.
(o)Production Reports and Lease Operating Statements. Within thirty (30) days of the end of each calendar month, a report setting forth, for each calendar month during the then current Fiscal Year to the end of the most recently ended calendar month, monthly volume of production (on a field-level basis, if so requested by the Administrative Agent) and sales attributable to production (and the prices at which such sales were made and the Revenues derived from such sales) for each such calendar month from the Oil and Gas Properties (including, the Gulf of America Assets), and setting forth the related ad valorem, severance and production Taxes, lease operating expenses, and Capital Expenditures attributable thereto and incurred for each such calendar month, in such form and detail as consistent with the lease operating statement package delivered to the Administrative Agent prior to the Effective Date and as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.
(p)Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 5.03(b) and 5.03(c) (other than any optional unaudited fourth quarter financial statements) a Compliance Certificate (i) stating that to the knowledge of the Responsible Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Sections 5.02(u), 5.02(v) (solely with respect to the financial statements delivered as of and for the period ending December 31st and June 30th of each year) and 5.02(w) (solely with respect to the financial statements delivered as of and for the period ending December 31st and June 30th of each year). For any financial statements delivered electronically by a Responsible Officer in satisfaction of the reporting requirements set forth in clause (a) or (b) preceding that are not accompanied by the required Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this Section 5.03(p) with respect to such financial statements; however, such deemed certification shall not excuse or be construed as a waiver of Borrower’s obligation to deliver the required Compliance Certificate and (iii) certifying as of the date of such Compliance Certificate as to (A) the committed but undelivered volumes of crude oil under Kosmos Ghana’s then-current offtake agreement and (B) a good faith estimate as to when such committed but undelivered volumes will be delivered under such agreement.
(q)RBL Deliverables. So long as the RBL Facility is outstanding, concurrent with the delivery of the RBL Deliverables under the RBL Facility, a true, correct and complete copy of such RBL Deliverables.
(r)GOA Transaction Notice. In the event of a GOA Transaction, the Administrative Agent shall have received written notice of such GOA Transaction not less than forty-five (45) days prior to the scheduled closing date thereof, together with such other documentation and information as the Administrative Agent or any Lender may reasonably request.
(s)Plugging and Abandonment Information. Promptly upon the reasonable request from the Administrative Agent, such information relating to the plugging and abandonment and other asset retirement obligations, and other Decommissioning Activities, of the Loan Parties and their Subsidiaries. In addition, to the extent that, after the Effective Date, the Borrower or any Subsidiary of the Borrower obtains any third party reports analyzing the plugging and abandonment and other asset retirement obligations of, and other Decommissioning Activities, of the Loan Parties and their Subsidiaries, the Borrower shall promptly deliver a copy thereof to the Administrative Agent and the Borrower shall use commercially reasonable efforts to cause the preparer of such reports to expressly state in such report or in a separate letter that the Administrative Agent and the Lenders may rely on the information and conclusions contained in such report.
Documents required to be delivered pursuant to Sections 5.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto on the Internet at the Parent’s website address or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access

(whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender following a request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Article VI

EVENTS OF DEFAULT
Section 6.01.Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)Payment Defaults. (i) The Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any other payment under any Loan Document (including interest on any Loan) within three (3) Business Days after the same shall become due and payable;
(b)Misrepresentation. Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made (or, with respect to any representation or warranty that is qualified by materiality or “Material Adverse Effect”, any representation or warranty shall prove to have been incorrect in any respect when made); provided, however, that if (i) such Loan Party was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied, within fifteen (15) days from the date on which the Borrower or any officer thereof first obtains knowledge thereof such that such incorrect or false representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such incorrect or false representation or warranty shall not constitute a Default or Event of Default;
(c)Certain Covenants. The Borrower or any other Loan Party (as applicable) shall fail to perform or observe any term, covenant or agreement contained in Section 2.11, Sections 5.01(d), (e) (solely with respect to the Borrower), (h), (i), (l), (m), (r) and (t), Section 5.02; or the Borrower or any other Loan Party (as applicable) shall suspend or threaten in writing to either cease or suspend the carrying on of its business in accordance with any term, covenant or agreement contained in Section 5.01(h); or it becomes unlawful in any pertinent jurisdiction or impossible for any Loan Party to perform any material obligation or covenant under any Loan Document or to comply with any other obligation which is material in the context of the Loan Documents;
(d)Other Covenants. Any Loan Party shall fail to perform or observe any (i) term, covenant, or agreement contained in Sections 5.03(b), (c), (d), (n), (o), (p) and (q) and such failure continues for ten (10) days or (ii) other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days, in each case, after the earlier of the date on which (A) any Responsible Officer of a Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender;
(e)Cross Default.
(i)The Parent shall fail to pay any principal of, premium or interest on or any other amount payable in respect of the Permitted Guaranteed Facilities in a principal amount individually in excess of the Threshold Amount, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;
(ii)The Loan Parties or any of their Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Person (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) in excess of the Threshold Amount either individually or in the aggregate for all such Persons (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;
(f)Insolvency Event. The Parent, any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by (or the board of directors or similar governing body of any such Loan Party or Subsidiary shall approve the filing or institution by) or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f);
(g)Judgments. Any final judgments or orders, either individually or in the aggregate, for the payment of money in excess of the Threshold Amount shall be rendered against any Loan Party by one or more Governmental Authorities, arbitral tribunals or other bodies having jurisdiction against such Person and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or such judgment or order has not been otherwise discharged or satisfied within such sixty (60) day period; and provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order in excess of the thresholds listed above is covered by a valid and binding policy of insurance in favor of such Person from an insurer that is rated at least “A” “XII” by A.M. Best Company, which policy covers full payment thereof and (B) such insurer has been notified, and has not denied the claim made for payment, of the amount of such judgment or order;
(h)Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(i)Invalidity. (i) Any provision of any Loan Document after execution and delivery thereof by any Loan Party shall for any reason (except as a result of acts or omissions of the Secured Parties or pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party to it, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Term Loan Collateral Documents with the priority required by the relevant Term Loan Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party or any Affiliate thereof shall contest (or threaten to contest) the validity or enforceability of any Loan Document or deny that it has any further liability under any Loan Document to which it is a party;
(j)Change of Control. A Change of Control shall occur;
(k)ERISA Event.
(i)Any ERISA Event shall have occurred and the resulting liability of any Loan Party, either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect;
(ii)Any Insufficiency of any and all Plans is reasonably be expected to result in a Material Adverse Effect;
(iii)Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, or there is or arises any potential Withdrawal Liability to a Multiemployer Plan if any Loan Party or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plan, in an amount, either individually or in the aggregate, that is reasonably expected to result in a Material Adverse Effect; or
(iv)Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, and as a result of such insolvency or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then insolvent or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such insolvency or termination is reasonably expected to result in a Material Adverse Effect;
(l)Dissolution. Any order, judgment or decree shall be entered against the Parent or any Loan Party decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; and/or
(m)Offtake Agreements. A material default by the Loan Parties in their obligations under the GOM Offtake Agreement or the Ghana Offtake Agreement shall occur and remains unremedied after any cure or grace period set forth therein, except to the extent such default results from a breach by the applicable counterparty of its obligations thereunder, or such material default has been waived in writing by the applicable counterparty.
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or the occurrence of any other Event of Default under Section 6.01(f), (x) the Commitments of each Lender and the obligation of each Lender to make Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. For the avoidance of doubt, payment defaults may be cured within the applicable cure period, if any, by equity contributions from one or more members of the Borrower without limitation as to the number of such cures.
Section 6.02.Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 6.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order, subject to the Hedge Intercreditor Agreement:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and Collateral Agent and amounts payable under Article II) payable to the

Administrative Agent or Collateral Agent under this Agreement or any other Loan Document in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the Lenders arising under the Loan Documents and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting interest on the Loans arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and other Obligations relating to the Loans, Secured Hedge Agreements, and only to the extent there is hedging under the GOM Offtake Agreement that is secured hereunder, the GOM Offtake Agreement, in each case, ratably among the Administrative Agent, the Lenders, the Hedge Providers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to payment of all other Obligations ratably among the Secured Parties; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 6.02.
Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request in its sole and absolute discretion, from the applicable Hedge Provider, as the case may be. Each Hedge Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VII hereof for itself and its Affiliates as if a “Lender” party hereto.
Section 6.03.Right to Cure.
(a)Notwithstanding anything to the contrary contained in this Article VI, in the event that Borrower fails to comply with the requirements of the Financial Covenants until the expiration of the 15th Business Day following the date on which a Compliance Certificate is required to be delivered pursuant to Section 5.03(p) (the “Cure Period”), Borrower or any other Person that is a direct or indirect parent of Borrower shall have the right to:

(i)issue common Equity Interests for Cash or otherwise receive Cash contributions to the capital of Borrower as Cash common Equity Interests (collectively, the “Cure Right”), and upon the receipt by Borrower of the net Cash proceeds of such issuance that are not otherwise applied (the “Cure Amount”), pursuant to the exercise by Borrower of such Cure Right such Financial Covenants shall be recalculated giving effect to the following pro forma adjustment:
(A)The outstanding principal amount of the Loans shall be decreased pursuant to a prepayment in accordance with Section 2.04(b)(v) with respect to such applicable Fiscal Quarter and any four (4) Fiscal Quarter period that contains such Fiscal Quarter, solely for the purpose of measuring compliance with Section 5.02(v) and Section 5.02(w), and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
(B)if, after giving effect to the foregoing pro forma adjustment, Borrower shall then be in compliance with the requirements of the Financial Covenants, Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement;
(C)notwithstanding anything herein to the contrary, (i) in each four (4) consecutive Fiscal Quarter period of Borrower there shall be at least two (2) Fiscal Quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenants and any amounts in excess thereof shall not be deemed to be a Cure Amount, and (iv) there shall be no pro forma reduction in Debt with the proceeds of any Cure Amount, except with respect to the calculation of the Field Coverage Ratio pursuant to Section 5.02(v) and the Total Net Leverage Ratio in Section 5.02(w). Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the satisfaction of any Default or Event of Default condition, any financial ratio-based conditions or tests, pricing or any available basket under Section 5.02 of this Agreement.
(b)Notwithstanding anything to the contrary contained in this Article VI, in the event that Borrower fails to comply with the requirements of Section 5.02(v), the Borrower or any of its Subsidiaries may cure such Event of Default by complying with Section 5.01(m)(iv).
(c)Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 6.01, the other Loan Documents or applicable Law prior to the end of the Cure Period or, in the case of a breach of Section 5.02(v), the FLCR Cure Period or solely on the basis of an Event of Default having occurred and continuing under Sections 5.02(v) or 5.02(w).
Article VII

THE AGENTS

Section 7.01.Authorization and Action. Each Lender (in its capacity as a Lender) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are expressly delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in the Loan Documents, the Administrative Agent shall not have any duties, responsibilities or obligations except those expressly set forth herein and in the other Loan Documents, its duties shall be administrative in nature, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the Loan Documents or otherwise exist against the Administrative Agent. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement of the Obligations or collection of the Obligations owing under the Loan Documents), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agents shall not be required to take any action that exposes the Agents to personal liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law; provided, further, that the provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. Without limiting the generality of the foregoing, each Lender hereby authorizes and instructs the Administrative Agent to enter into the documents to be entered into by the Administrative Agent expressly mentioned in Section 3.01. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(a)The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Term Loan Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of the Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
(b)Notwithstanding anything herein to the contrary, the Agents may at any time request instructions from the Lenders with respect to any actions or approvals that by the terms of this Agreement or any of the Loan Documents the Agents are permitted or desire to take or to grant, and, if such instructions are promptly requested, the Agents shall absolutely be entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders (or such greater number of Lenders as may be expressly required hereby). The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any of the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby) as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or refraining from acting, under this Agreement and the other Loan Documents in accordance with a written request of or at the written direction of the Required Lenders (or such greater number of Lenders as may be expressly required hereby), and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans.
Section 7.02.Administrative Agent’s Reliance, Etc.
(a)    Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
(b)    Without limitation of the generality of the foregoing, the Agents: (i) may consult with legal counsel (including counsel for any Loan Party), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to (A) the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party, (B) and shall not be responsible to any Lender for, the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the creation, perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto, (C) the value or sufficiency of any Collateral, (D) the contents of any certificate, report or other document delivered hereunder or thereunder in connection herewith or therewith, or (E) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; and (iv) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
(a)
(b)
(c)The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a loan, that by its terms must be fulfilled to the satisfaction of Lenders, the Administrative Agent may presume such condition is satisfactory to the Lenders unless the

Administrative Agent shall have received notice to the contrary from such Lenders prior to the making of such Loan.
Section 7.03.Agents and Affiliates. With respect to its Commitments, the Loans made by it and any Notes issued to it, each Agent and its Affiliates shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each were not an Agent or an Affiliate of an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent and its Affiliates in their respective individual capacities. Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Agent was not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.
Section 7.04.Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 3.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 7.05.Indemnification. Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower and without limiting their obligation to do so) from and against such Lender’s ratable share (determined as provided below) of any and all claims, liabilities, obligations, losses, damages, demands, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such claims, liabilities, obligations, losses, damages, demands, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction; provided, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 7.05. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Each Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all amounts it receives pursuant to the Loan Documents to or for the credit or the account of any Lender against any and all obligations of such Lender to such Agent now or hereafter existing under this Section 7.05; provided, that the foregoing sentence shall only apply if such Lender fails to promptly pay such obligation following such Agent’s written request for payment; provided further that any obligation a Lender fails to promptly pay following the Agent’s written request for payment shall bear interest at the same rate as Default Interest and the Agent is authorized to set off against any such accrued interest in the manner described above. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such

Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any claim, liability, obligation, loss, damage, demand, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any claim, liability, obligation, loss, damage, demand, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each Lender hereby waives all claims, losses, damages and liabilities, joint or several, to which any Agent or any of its directors, officers, members, controlling persons, employees, trustees, investment advisors or agents and successors may become subject arising out of or in connection with such Lender’s entrance into this Agreement or the transactions contemplated hereby. The indemnity provided to each Agent under this Section 7.05 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.
(a)For purposes of Section 7.05(a), (i) each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of the aggregate principal amount of the Loans outstanding at such time and owing to such Lender. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
Section 7.06.Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with (so long as no Event of Default has occurred and is continuing) the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within thirty (30) days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such thirtieth (30th) day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
Section 7.07.Collateral Agent. Each of the Administrative Agent and the Lenders hereby designates and appoints Ankura Trust Company, LLC as Collateral Agent under this Agreement and the other Loan Documents and authorizes Ankura Trust Company, LLC, in the capacity of Collateral Agent, to (A) execute, deliver and perform the obligations, if any, of the Collateral Agent, as applicable under this Agreement and each other Loan Document and (B) take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto; provided, however, that the Collateral Agent shall not be required to take any action that exposes the Collateral Agent to personal liability or that is contrary to this Agreement or applicable law. Without limiting the generality of the foregoing, each of the Administrative Agent and the Lenders hereby authorizes and instructs Ankura Trust Company, LLC, in the capacity of Collateral Agent, to execute and deliver the documents to be entered into by the Collateral Agent expressly mentioned in Section 3.01, and, without limiting any of the provisions of this Agreement, Ankura Trust Company, LLC, in the capacity of Collateral Agent, shall continue to be bound by and entitled to all the benefits and protections of all provisions of this Article VII (including the successor agent provisions) and Article VIII as if set forth in full herein with respect thereto. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any of their Subsidiaries in a transaction in compliance with this Agreement, or otherwise consented to by the Required Lenders, then the Collateral Agent, at the request and sole cost and expense of the Borrower (in addition to any Collateral release fees provided for in the Fee Letters), at the direction of the Required Lenders, shall promptly discharge and release all Liens and security interests created in such Collateral under any Loan Document, including by executing and delivering instruments of satisfaction, release and discharge in respect of such Collateral as are reasonably necessary or advisable and reassigning, delivering and/or transferring any such Collateral to the applicable Borrower or Subsidiary; provided, that the Collateral Agent shall not release all or substantially all of the Borrower’s and its Subsidiaries’ Gulf of America Assets (taken as whole) unless and until there has been a Repayment Event. For the avoidance of doubt, no GOA Transaction in accordance with Section 5.02(e)(xv) shall be consummated unless and until a Repayment Event has occurred prior to or substantially concurrent with the closing of such GOA Transaction.
Section 7.08.Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole and absolute discretion, and such Lender.
(a)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither of the Agents is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 7.09.Secured Hedge Agreements. Except as otherwise expressly set forth herein, no Hedge Provider that obtains the benefit of the provisions of Section 6.02 or any Collateral by virtue of the provisions hereof, of the Term Loan Security Agreement or any Term Loan Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Term Loan Security Agreement or any Term Loan Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request in its sole and absolute discretion, from the applicable Hedge Provider, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements in the case of termination of the Commitments and repayment in full of all Obligations hereunder.
Section 7.10.Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent)

received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 10 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.10 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.10(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 7.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Agents in respect of an Erroneous Payment) results in the Agents becoming, or deemed to be, a Lender hereunder or the holder of any Loans hereunder.
(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 7.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 7.11.Survival. This Article VII shall survive the resignation, removal and/or replacement of the Agents, the termination of this Agreement or the Commitments and the re-payment, satisfaction or discharge of the Obligations.

Article VIII

MISCELLANEOUS
Section 8.01.Amendments, Etc. Subject to clause (b) below, no amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document (including the Hedge Intercreditor Agreement), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or the Administrative Agent on their behalf) and, in the case of an amendment, the Borrower on behalf of the Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Lender (other than any Defaulting Lender), do any of the following at any time:
(A)waive any of the conditions specified in Section 3.01 or Section 3.02, or change the definition of “Applicable Percentage”, without the written consent of each Lender directly and adversely affected thereby;
(B)change (1) the definition of “Required Lenders” or (2) the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document;
(C)change any other definition in the Hedge Intercreditor Agreement in any manner adverse to the Lenders;
(D)release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranty) if such release or limitation is in respect of a material portion of the value of the Guaranty to the Lenders;
(E)release any material portion of the Collateral in any transaction or series of related transactions (unless such Collateral was sold or otherwise disposed of in a transaction permitted hereunder);
(F)subordinate the Liens of the Lenders;
(G)amend this Section 8.01;
(H)(i) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt, (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Debt, or (iii) modify Section 2.08(a)(i), Section 2.08(f), Section 2.10 (including the definition of “Pro Rata Share”), Section 2.15 and Section 6.02 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder; or
(I)Permit the assignment contemplated in Section 8.07(j).
and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:
(A)increase the Commitments of a Lender without the consent of such Lender, provided that this proviso will not apply to any Defaulting Lender;

(B)reduce or forgive the principal of, or stated rate of interest on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;
(C)postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.03 or 2.05, or any date fixed for any payment of fees hereunder, in each case, payable hereunder without the written consent of each Lender other than any Defaulting Lender);
(D)impose any restrictions on the rights of such Lender under Section 8.07 without the consent of such Lender;
(E)change the order of any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.04 in any manner that materially adversely affects the Lenders without the consent of holders of a majority of the Commitments or Loans outstanding;
(F)change the order of application of proceeds of Collateral and other payments set forth in the Hedge Intercreditor Agreement in a manner that materially adversely affects any Lender without the consent of such Lender;
(G)otherwise amend or modify any of the Hedge Intercreditor Agreement or any Term Loan Collateral Document in a manner which disproportionately affects any Lender vis-à-vis any other Secured Party without the written consent of such Lender; or
(H)amend or modify the provisions of Section 2.08(a)(i), Section 2.08(f) and Section 2.10 (including the definition of “Pro Rata Share”) in a manner that adversely affects any Lender without the consent of such Lender;
provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
(a)Notwithstanding the other provisions of this Section 8.01, the Borrower, the Guarantors, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders, (iii) to make, complete or confirm any provision of a guaranty or grant of Collateral permitted or required by this Agreement or any of the Term Loan Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Term Loan Collateral Documents or (iv) to add additional parties to the Hedge Intercreditor Agreement in accordance with the terms thereof.
Section 8.02.Notices, Etc. All notices and other communications provided for hereunder shall be either (x) in writing (including electronic communication) and mailed or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), in an electronic medium and delivered as set forth in Section 8.02(b), (i) if to any Loan Party, to the Borrower at its address as set forth on Schedule 8.02; (ii) if to any Lender identified on Schedule I, at its Lending Office specified opposite its name on Schedule I; (iii) if to any Effective Date Lender, at its Lending Office specified in Schedule I attached; (iv) if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; (v) if to the Collateral Agent or Administrative Agent, at its address as set forth on Schedule 8.02; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 8.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, e-mailed, be effective when deposited in the mails or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, Article III or Article VII shall not be effective until received by such Agent. Delivery by electronic communication of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
(a)The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent in its sole and absolute discretion to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent in its sole and absolute discretion. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
(b)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 8.02 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees (i) that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.03.No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.04.Costs and Expenses. The Borrower agrees to pay promptly on demand (i) all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented out-of-pocket fees and expenses of one firm of primary legal counsel and one firm of local counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable and documented out-of-pocket costs and expenses of each Agent and each Lender in connection with the enforcement or preservation of any rights under any of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).
(a)Each Loan Party agrees to indemnify, defend and save and hold harmless each Agent, each Lender, each of their Affiliates and the respective officers, directors, employees, trustees, agents and advisors of each of the foregoing (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities, obligations, demands, actions, judgments, suits, costs, disbursements, penalties and expenses (including, without limitation, fees and expenses of counsel) (collectively, “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party regardless of whether any such Indemnified Party is a party thereto, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby, (ii) the actual or alleged presence or release of Hazardous Materials on any property, including any of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, (iii) any work-out, restructuring or proceeding under Bankruptcy Law or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or the Borrower, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated thereby are consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, trustees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents. Paragraph (b) of this Section 8.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities or insurance premiums on account of insurance required hereunder, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, which such Lender agrees to pay such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, in its sole and absolute discretion. The Borrower agrees to pay all such amounts on demand.
(c)Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.07 and 2.09 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
Section 8.05.Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the acceleration of the Loans by the Lenders pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application; provided further, however, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 6.02 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Agent and each Lender and their respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.
Section 8.06.Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and each Agent and the Administrative Agent shall have been notified by each Effective Date Lender that such Effective Date Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.
Section 8.07.Assignments and Participations. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Loans owing to it, and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Loans, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (or such lesser amount as shall be approved by the Administrative Agent in its sole and absolute discretion and, so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) (such consent not to be unreasonably withheld; provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent), unless it shall object thereto by written notice to the Administrative Agent prior to such fifth (5th) Business Day), (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate or an Approved Fund of any Lender and so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), (iv) each such assignment shall be to an Eligible Assignee, (v) no such assignments shall be permitted without the written consent of (A) if the Administrative Agent is an Affiliate of the Effective Date Lender, the Administrative Agent or (B) if the Administrative Agent is not an Affiliate of the Effective Date Lender, the Required Lenders, in each case, in its (or their) sole and absolute discretion, and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment.
(a)Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.07, 2.09 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)The Administrative Agent, acting for this purpose (but only for this purpose) as the non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest or demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) an amended and restated Note (which shall be marked “Amended and Restated”) to such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, an amended and restated Note to such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such amended and restated Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2, as the case may be.
(e)Each Lender may sell participations to one or more Persons (other than any Defaulting Lender, any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom. The Borrower agree that each participant shall be entitled to the benefits of Sections 2.07 and 2.09 (subject to the requirements and limitations therein, including the requirements under Section 2.09(f) (it being understood that the documentation required under Section 2.09(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a)-(e) of this Section; provided, that such participant shall not be entitled to receive any greater payment under Sections 2.07 and 2.09, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary or other successor regulation of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register
(f)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
(g)Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank or Federal Home Loan Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or similar laws and regulations relating to the Federal Home Loan Banks.
(h)Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of the Borrower or any other Person, create a security interest in all or any portion of the Loans owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 8.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(i)Notwithstanding anything to the contrary contained herein, but subject to the prior written consent of each Lender in accordance with Section 8.01(a)(i)(I), prior to the consummation of proposed GOA Transaction, the Borrower shall have the right to assign all of its rights and obligations under this Agreement and the other Loan Documents to any of its Affiliates, provided that such Affiliate has satisfied the Lenders’ and/or the Administrative Agent’s applicable “know-your-customer” requirements and due diligence requirements (as determined by all Lenders and the Administrative Agent, in their reasonable discretion). Upon such assignment and satisfaction of the foregoing conditions, such Affiliate shall be deemed the “Borrower” for all purposes hereunder, and the assigning Borrower shall be released from all obligations under this Agreement and the other Loan Documents (other than such obligations that expressly survive such assignment).
Section 8.08.Execution in Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and the other Loan Documents shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 8.09.Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, trustees, agents, advisors and other Representatives who have a need to know and then only on the condition that such matters may not be further disclosed and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Agent or such Lender, or any bank regulator or examiner, regulatory examiner or self-regulatory examiner in the course of such regulator’s or examiner’s examination or inspection and with jurisdiction over the Agent or Lender, as applicable, or any auditor of such Lender or such Agent, (d) to any rating agency when required or requested by it, provided, that, prior to any such disclosure, such rating agency shall undertake (in such manner determined by the applicable Agent or Lender in its sole discretion) to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Agent or such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document. Each party hereto acknowledges that money damages may not be a sufficient remedy for any breach of the confidentiality provisions contained in this Section 8.09 by such party and that the other party may suffer irreparable harm as a result of any such breach. Accordingly, each party will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of the confidentiality provisions contained in this Section 8.09 by the other party. Subject to the limitations contained in Section

8.15, the equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of the confidentiality provisions in this Section 8.09.
Section 8.10.Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 8.11.Patriot Act Notice. Each Lender and each Agent. (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are requested by any Agent or any Lender in its sole and absolute discretion in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.
Section 8.12.Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Except as provided in Section 8.15, nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
(a)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 8.13.Governing Law. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 8.14.Waiver of Jury Trial. EACH OF THE LOAN PARTIES, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF ANY AGENT OR ANY LENDER IN

THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
Section 8.15.Limitation on Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS: (A) NONE OF THE ADMINISTRATIVE AGENT, THE LENDERS OR ANY INDEMNIFIED PARTY SHALL BE LIABLE TO ANY PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THEIR RESPECTIVE ACTIVITIES RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, THE LOANS, OR OTHERWISE IN CONNECTION WITH THE FOREGOING; (B) WITHOUT LIMITING THE FOREGOING, NONE OF THE ADMINISTRATIVE AGENT, THE LENDERS OR ANY INDEMNIFIED PARTY SHALL BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE OR INJUNCTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY; (C) NONE OF THE ADMINISTRATIVE AGENT, THE LENDERS OR ANY INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES, FOR DAMAGES OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY UNTIL THE EFFECTIVE DATE HAS OCCURRED.
Section 8.16.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledge their Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (collectively, solely for purposes of this Section 8.16, the “Lenders”), on the other hand, (a)(ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and its Affiliates and each Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (b)(ii) neither the Administrative Agent, any of its Affiliates nor any Lender or any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender or its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
Section 8.17.Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 8.18.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 8.19.Hedge Intercreditor Agreements.
(a)EACH LENDER PARTY HERETO (i) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND

ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY EACH HEDGE INTERCREDITOR AGREEMENT, (ii) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE HEDGE INTERCREDITOR AGREEMENTS ON ITS BEHALF, AND (iii) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO EACH HEDGE INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.
(b)THE PROVISIONS OF THIS SECTION 8.19 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF ANY HEDGE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE HEDGE INTERCREDITOR AGREEMENTS THEMSELVES TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE HEDGE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND THE ADMINISTRATIVE AGENT AND ITS AFFILIATES DO NOT MAKE ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE HEDGE INTERCREDITOR AGREEMENTS. A COPY OF ANY HEDGE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.
(c)EACH HEDGE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE SECURED PARTIES AND THEIR RESPECTIVE AGENTS (INCLUDING THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED AND AGREED TO BY THE LOAN PARTIES. AS MORE FULLY PROVIDED THEREIN, THE HEDGE INTERCREDITOR AGREEMENTS CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.
IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND ANY HEDGE INTERCREDITOR AGREEMENT, THE HEDGE INTERCREDITOR AGREEMENT SHALL GOVERN.
Section 8.20.No Partnership, Etc. The Secured Parties, the Borrower and the other Loan Parties intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Loan Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between or among the Secured Parties and the Borrower, the other Loan Parties or any other Person. The Secured Parties shall not be in any way responsible or liable for the debts, losses, obligations or duties of the Borrower, the other Loan Parties or any other Person with respect to the Property of the Loan Parties or otherwise. All obligations to pay real property or other Taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership or operation of the Property of the Loan Parties and to perform all obligations under other agreements and contracts relating to the Property of the Loan Parties shall be the sole responsibility of the Borrower or the other Loan Parties, as applicable.
Section 8.21.Credit Bidding. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Secured Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Debt with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by the an Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Debt assigned to the acquisition vehicle exceeds the amount of Debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Debt and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Debt shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may request, in its sole and absolute discretion, in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 8.22.Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, except, in each of cases (a) and (b), for its (x) gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, or (y) material breach of any obligations under any Loan Document. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and in the case of non-affiliated third party information sources or services, shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
KOSMOS ENERGY GULF OF MEXICO OPERATIONS, LLC, as Borrower
By: /s/ Neal D. Shah_____________________
Name: Neal D. Shah
Title: Vice President
KOSMOS ENERGY GULF OF MEXICO, LLC, as a Loan Party
By: /s/ Neal D. Shah_____________________
Name: Neal D. Shah
Title: Vice President
KOSMOS ENERGY GULF OF MEXICO MANAGEMENT, LLC, as a Loan Party
By: /s/ Neal D. Shah_____________________
Name: Neal D. Shah
Title: Vice President
KOSMOS ENERGY GOM HOLDINGS, LLC, as a Loan Party
By: /s/ Neal D. Shah_____________________
Name: Neal D. Shah
Title: Vice President

[Signature Page to the Senior Secured Term Loan Credit Agreement]

ANKURA TRUST COMPANY, LLC,
as Administrative Agent
By: /s/ Krista Gulalo_____________________
Name: Krista Gulalo
Title: Managing Director
ANKURA TRUST COMPANY, LLC,
as Collateral Agent
By: /s/ Krista Gulalo______________________
Name: Krista Gulalo
Title: Managing Director

SHELL TRADING (US) COMPANY,
as Lender
By: /s/ Guido Sijbers___________________
Name: Guido Sijbers
Title: Vice President